                                                                  EXHIBIT 10.2


                                                                  EXECUTION COPY



                       SPONSORSHIP AND SERVICES AGREEMENT

                                  BY AND AMONG
                    FIRST FINANCIAL MANAGEMENT CORPORATION,
                         NATIONAL BANCARD CORPORATION,
                             FIRST FINANCIAL BANK,
                     NABANCO MERCHANT SERVICES CORPORATION,
                            NATIONSBANK CORPORATION,
                               NATIONSBANK, N.A.,
                         NATIONSBANK, N.A. (CAROLINAS),
                         NATIONSBANK OF FLORIDA, N.A.,
                         NATIONSBANK OF GEORGIA, N.A.,
                         NATIONSBANK OF KENTUCKY, N.A.,
                         NATIONSBANK OF TENNESSEE, N.A.,
                          NATIONSBANK OF TEXAS, N.A.,
                                      AND
            UNIFIED MERCHANT SERVICES, A NABANCO/NATIONSBANK VENTURE

                               TABLE OF CONTENTS


                               ARTICLE 1

                      CERTAIN DEFINITIONS ..................  3
  1.1     "Affiliate".......................................  3
  1.2     "Agent Bank"......................................  3
  1.3     "Applicable Law"..................................  3
  1.4     "Card Associations"...............................  3
  1.5     "Card Association Rules"..........................  4
  1.6     "Control" or "Controlled".........................  4
  1.7     "Governmental Authority"..........................  4
  1.8     "Interchange".....................................  4
  1.9     "JV Contracts"....................................  4
  1.10    "Person"..........................................  4
  1.11    "Serviced Contract"...............................  4
  1.12    "Serviced Merchant"...............................  5
  1.13    "Third Party Servicer"............................  5

                          ARTICLE 2
                SPONSORSHIP RELATIONSHIPS  .................  5
  2.1     FFB Sponsored Contracts...........................  5
  2.2     NB Sponsored Contracts............................  5
  2.3     BIN and ICA.......................................  5
  2.4     Sponsorship of JV Merchants into Regional Networks
  2.5     Sponsorship of Non-JV NaBANCO Merchants into
          Regional Networks.................................  7
  2.6     Authorizations....................................  8
  2.7     Delegation........................................  9

                                   ARTICLE 3
                MERCHANT RELATIONSHIPS GENERALLY............. 10
  3.1     Partnership Rights and Obligations................. 10
  3.2     Marketing and Local Support........................ 10
  3.3     Merchant Accounts.................................. 11
  3.4     Merchant Acceptance................................ 11
  3.5     Serviced Merchants................................. 12
  3.6     Agent Bank Relationships........................... 12
  3.7     Procedures Manual.................................. 13
  3.8     Performance Data................................... 13

                                   ARTICLE 4
        AUTHORIZATION, PROCESSING AND SETTLEMENT SERVICES..... 13
  4.1     Services to be Performed by NaBANCO................. 13
  4.2     Performance by NB Group During Transition Period.... 13

   4.3   Transition to NationsBank BIN and ICA.....................  15
   4.4   Allocation of Certain Risk................................  16
   4.5   Indemnified Contracts.....................................  16

                                   ARTICLE 5
             DELIVERY OF MERCHANT TRANSACTION DATA.................  17
   5.1   Delivery of Merchant Transaction Data.....................  17
   5.2   Electronic Transmissions and Other Deliveries to NaBANCO..  18

                                   ARTICLE 6
                SETTLEMENT THROUGH NB BANKS........................  18
   6.1   Payment Instructions and Reconciliation Report.. .........  18
   6.2   Payment and Posting.......................................  19
   6.3   Certain Funding Obligations...............................  20
   6.4   Limited Responsibility of NB Banks for Insufficient Funds.  20
   6.5   Debiting of Merchant Accounts.............................  21
   6.6   Account Information.......................................  21
   6.7   Merchant Inquiries and Adjustment.........................  22
   6.8   Additional Matters........................................  22

                                   ARTICLE 7
                CERTAIN SERVICES TO BE PERFORMED BY NaBANCO.........  22
   7.1    Cash Advances.............................................  22
   7.2    Special Pricing and Special Services......................  23

                                   ARTICLE 8
                       FEES AND OTHER COMPENSATION..................  23
   8.1   Payments to NaBANCO........................................  23
   8.2   Payments to NationsBank Affiliates.........................  24
   8.3   Conversion Costs...........................................  25
   8.4   Payments to FFB............................................  25
   8.5   Fees Following Termination of Joint Venture................  25
   8.6   Cash Advances..............................................  25
   8.7   Float......................................................  25
   8.8   Computation and Verification of Amounts....................  26
   8.9   Interest...................................................  26
   8.10  Additional Procedures......................................  26
   8.11  Net Amounts................................................  26

                                   ARTICLE 9
                           INDEMNIFICATION..........................  26
   9.1   General Rules..............................................  26
   9.2   Special Rules..............................................  27
         (a)  Payment System Loss...................................  27
         (b)  Extraordinary Matters.................................  27


   9.3   Losses........................................................  27
   9.4   Indemnification Procedure; Limitation.........................  28
         (a)   Notice of Claim.........................................  28
         (b)   Notice of Possible Claim................................  28
         (c)   Limitations.............................................  28
         (d)   Control of Litigation...................................  28

                                   ARTICLE 10
                   DISPUTE RESOLUTION AND ARBITRATION..................  30
   10.1  Alternative Dispute Resolution................................  30

                                   ARTICLE 11
                  TERM, TERMINATION AND MODIFIED CONTINUATION
                     AFTER DISSOLUTION OF PARTNERSHIP..................  31
   11.1  Term and Termination..........................................  31
         (a)   Term....................................................  31
         (b)   Effect of Termination...................................  32
   11.2  Certain Modifications Following Dissolution of the Partnership  32
         (a)   Assignment of Contract Sponsorships.....................  32
         (b)   Allocation of Certain Risks.............................  32
         (c)   Termination of Payment Instruction Procedures...........  33

                                   ARTICLE 12
                                  MISCELLANEOUS........................  33
   12.1  Confidential Information......................................  33
   12.2  Governing Law; Severability...................................  34
   12.3  Compliance....................................................  34
   12.4  Reasonable Efforts; Further Assurances........................  34
   12.5  Force Majeure.................................................  34
   12.6  Notices.......................................................  35
   12.7  Modifications and Changes.....................................  37
   12.8  No Assignment.................................................  37
   12.9  Counterparts..................................................  37
   12.10  Remedies; Waivers............................................  37
   12.11  Headings.....................................................  38
   12.12  Attorneys Fees...............................................  38
   12.13  Knowledge/Qualifiers.........................................  38
   12.14  Drafting Responsibility; Interpretation......................  38

                               LIST OF SCHEDULES


4.5A  Initial NB Indemnified Contracts

4.5B  Initial NaBANCO Indemnified Contracts

8.1   Included Services and NaBANCO Price Components

                             CERTAIN DEFINED TERMS

Term                                         Section
- ----                                         -------

Acquired Business                            JV Agreement
Affiliate                                    1.1
Agent Bank                                   1.2
Agreement                                    Preamble
Applicable Law                               1.3
Asset Purchase Agreement                     Preamble
Card Associations                            1.4
Card Association Rules                       1.5
Cash Advance Fees                            JV Agreement
Cash Advances                                JV Agreement
Contract Proposal                            3.2
Control or Controlled                        1.6
Conversion Date                              4.1
Conversion Dates                             4.2
DDA                                          3.2(d)
Dispute                                      10.1(a)
Equipment Rental Agreements                  Preamble
Expiration Date                              9.4(b)
FFB                                          Preamble
FFB Account                                  6.2
FFB Sponsored Contracts                      2.1
FFMC                                         Preamble
Governmental Authority                       1.7
Included Services                            4.1
Indemnified Contracts                        4.5
Indemnitees                                  3.5
Initial NaBANCO Indemnified Contracts        4.5
Initial NB Indemnified Contracts             4.5
Initial Territory                            JV Agreement
Interchange                                  1.8
JAMS                                         10.1(b)
JV Account                                   6.2
JV Agreement                                 Preamble
JV Contracts                                 1.9
JV Merchant Exceptions                       3.2
JV Merchant Exclusions                       3.2
JV Merchant Service Contracts                Preamble
JV Merchants                                 Preamble
JV Partners                                  Preamble
JV Target Market                             3.2
Loss or Losses                               9.3



MasterCard                               Preamble
Merchant Account                         5.1
Merchant Processing Business             Preamble
Merchant Processing Equipment            Preamble
Merchant Processing Services             Preamble
Merchant Service Contracts               Preamble
NaBANCO                                  Preamble
NaBANCO/FFB Agreements                   Preamble
NaBANCO Group                            Preamble
NaBANCO Parties                          Preamble
NaBANCO Partner                          Preamble
NationsBank                              Preamble
NB Account                               6.2
NationsBank Carolinas                    Preamble
NationsBank Florida                      Preamble
NB Banks                                 Preamble
NB Group                                 Preamble
NB Parties                               Preamble
NB Partner                               Preamble
NB Sponsored Contracts                   2.2
Network                                  2.4
NMSC                                     Preamble
Notice of Claim                          9.4(a)
Notice of Possible Claim                 9.4(b)
Partnership                              Preamble
Partnership Agreement                    Preamble
Payment Instructions                     6.1
Permitted MOTO Merchants                 3.2(b)
Person                                   1.10
Procedures Manual                        3.7
Purchased Contracts                      Preamble
Purchased Equipment Rental Agreements    Preamble
Purchased Merchant Contracts             Preamble
Purchased Merchant Service Contracts     Preamble
Regional Merchants                       3.2(b)
Related Agreements                       Preamble
Serviced Contracts                       1.11
Serviced Merchant                        1.12
Sharing Percentages                      2.3(b)
Third Party Claim                        9.4(d)(1)
Third Party Servicer                     1.13
TMS                                      Preamble
Transition Period                        4.1
Visa                                     Preamble

                       SPONSORSHIP AND SERVICES AGREEMENT

          This is a Sponsorship and Services Agreement made and entered into on April 11, 1995, effective as of March 31, 1995 (the "Agreement"), by and among First Financial Management Corporation, a Georgia business corporation ("FFMC"), National Bancard Corporation, a Florida business corporation ("NaBANCO"), First Financial Bank, a special purpose (credit card) bank organized under the laws of Georgia ("FFB"), NaBANCO Merchant Services Corporation, a Delaware corporation ("NMSC"), NationsBank Corporation, a North Carolina business corporation ("NationsBank"), NationsBank, N.A., a national banking association headquartered in Bethesda, Maryland, NationsBank, N.A. (Carolinas), a national banking association headquartered in Charlotte, North Carolina ("NationsBank Carolinas"), NationsBank of Florida, N.A., a national banking association headquartered in Tampa, Florida ("NationsBank Florida"), NationsBank of Georgia, N.A., a national banking association headquartered in Atlanta, Georgia, NationsBank of Kentucky, N.A., a national banking association headquartered in Hopkinsville, Kentucky, NationsBank of Tennessee, N.A., a national banking association headquartered in Nashville, Tennessee, NationsBank of Texas, N.A., a national banking association headquartered in Dallas, Texas and Unified Merchant Services, a NaBANCO/NationsBank Venture, a Georgia general partnership (the "Partnership"). All of the NationsBank banks are collectively referred to as the "NB Banks." The NB Banks and NationsBank are sometimes collectively referred to as the "NB Parties" and together with their Affiliates are referred to as the "NB Group." FFMC, NaBANCO, FFB and NMSC are sometimes collectively referred to as the "NaBANCO Parties," and together with their Affiliates are referred to as the "NaBANCO Group."

                                   RECITALS:

          The NB Parties (except NationsBank) and the NaBANCO Parties (except
FFMC) presently provide for merchants (directly or through others): authorization, data capture, processing, settlement and chargeback services with respect to transactions (other than those involving Cash Advances (as hereinafter defined)) involving credit and debit cards issued by members of, and bearing the brands of, Visa U.S.A., Inc., Visa International (collectively "Visa"), MasterCard International Incorporated ("MasterCard"), Maestro and Interlink, as well as certain authorization, data capture and processing services with respect to transactions involving credit cards issued by Diners Club/Carte Blanche, American Express, Discover Card and Japanese Credit Bureau and certain related services and products. All such services are collectively referred to as "Merchant Processing Services" and the business of providing such services is referred to as "Merchant Processing Business." The terms Merchant Processing Services and Merchant Processing Business as used herein shall not include any card issuing activities or services therefor.

          Certain of the parties hereto also have entered into a Joint Venture Formation Agreement (the "JV Agreement") and an Asset Purchase Agreement (the "Asset Purchase Agreement"), and a subsidiary of NaBANCO (the "NaBANCO Partner") and a jointly owned indirect subsidiary of NationsBank Carolinas and NationsBank Florida (the "NB Partner") have entered into a Partnership Agreement (the "Partnership Agreement"). The NaBANCO Partner and the NB Partner are collectively referred to as the "JV Partners." The JV Agreement, the Asset Purchase Agreement and the Partnership Agreement are collectively referred to as the "Related Agreements." Pursuant to the Related Agreements, the following transactions occurred immediately prior to the execution of this Agreement:

          (a) Certain of the NB Banks sold to FFB and NaBANCO a specified amount of contracts pursuant to which Merchant Processing Services are provided to merchants. All contracts (other than "Equipment Rental Agreements" as defined in the Asset Purchase Agreement) pursuant to which Merchant Processing Services are provided to merchants are referred to as "Merchant Service Contracts," and those purchased by FFB and NaBANCO from the NB Banks are referred to as the "Purchased Merchant Service Contracts." An NB Affiliate sold to NMSC certain related equipment rental agreements ("Purchased Equipment Rental Agreements.") The Purchased Equipment Rental Agreements and the Purchased Merchant Service Contracts are referred to collectively as the "Purchased Contracts."

          (b) The JV Partners formed a general partnership, organized under Georgia law that will do business under the name Unified Merchant Services, a NaBANCO/NationsBank Venture (the "Partnership"), and contributed to the Partnership the economic rights and obligations with respect to certain Merchant Service Contracts and all related Equipment Rental Agreements pursuant to which terminals and other equipment are provided to the merchants that are parties to the Merchant Service Contracts contributed to the Partnership. The Partnership also purchased from a NaBANCO Affiliate certain terminals and other fixed assets for use in connection with the provision of Merchant Processing Services and purchased from an NB Affiliate all of the stock of Terminal Management Systems, Inc. ("TMS") and thereby acquired additional terminals and other equipment for use by merchants in connection with the receipt of Merchant Processing Services. (All such equipment is referred to as the "Merchant Processing Equipment.")

          FFB, as a member of MasterCard and Visa U.S.A., has authorized NaBANCO, pursuant to a separate agreement (the "NaBANCO/FFB Agreement"), to act as an agent of FFB in performing authorization, processing and settlement services for merchants participating in the MasterCard and Visa credit card programs and in taking related actions.

          In connection with the operation of the Partnership, the parties desire for FFB, NationsBank Carolinas and NationsBank Florida to be the Visa/MasterCard members that are named on and hold legal title to the Merchant Service Contracts for which the Partnership will, as among the parties hereto, have the economic rights and obligations (the "JV Merchant Service Contracts"). The parties further desire for all of the Visa and MasterCard transactions under such contracts to be authorized and settled using the BIN and ICA numbers of one or more NB Banks (subject to certain exceptions during a transition period).

          The parties desire for NaBANCO to provide substantially all services required to authorize, data capture, process and settle the credit and debit card transactions under the

JV Merchant Service Contracts for the merchants that are parties to such contracts (the "JV Merchants"), and also desire to provide for certain transitional and conversion arrangements pending the conversion to NaBANCO's systems of the merchants that have previously received Merchant Processing Services from one or more of the NB Banks.

          The parties desire for the NB Banks to provide certain services to assist the Partnership in collecting transaction data from certain merchants that are parties to the JV Merchant Service Agreements and in effecting payments to and from some or all of the merchants that are parties to the JV Merchant Service Contracts.

          The parties desire to cooperate in other respects in connection with the provision of Merchant Processing Services and related matters.

          NOW, THEREFORE, in accordance with the JV Agreement, the Partnership Agreement and the Asset Purchase Agreement and in consideration of the premises and mutual covenants in such agreements and as hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE 1
                              CERTAIN DEFINITIONS

          Most defined terms used in this Agreement are defined in other sections in the context of the provisions in which they are used, as indicated in the List of Defined Terms following the Table of Contents. The following terms are more easily defined in this Article 1 and shall have the following meanings when used in this Agreement:

          1.1 "Affiliate" of a Person means another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

          1.2 "Agent Bank" means a financial institution that enters into a contract with an NB Bank or another financial institution under which an NB Bank or such other financial institution assists in providing Merchant Processing Services for such Agent Bank's Merchant customers.

          1.3 "Applicable Law" means with respect to any party any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, administrative interpretation, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such party or to its business, properties or assets.

          1.4 "Card Associations" mean Visa, MasterCard, Interlink, Maestro and any other association or card issuer having proprietary rights to and clearing and oversight responsibilities with respect to any credit or debit card used to effect transactions processed hereunder and shall also include any debit card network utilized to authorize or settle any debit card used to effect transactions processed hereunder.

          1.5 "Card Association Rules" mean the by-laws, rules, regulations, orders and interpretations issued by the respective Card Associations applicable to the performance of Merchant Processing Services and related matters, as amended from time to time by the respective Card Associations.

          1.6 "Control" or "Controlled" means the ability of any Person, directly or indirectly, to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          1.7 "Governmental Authority" shall mean any federal, state, local or foreign governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, but shall not include a Card Association.

          1.8 "Interchange" shall mean any network maintained by Visa or MasterCard for the purpose of clearing Visa and MasterCard card transactions and effecting net settlements between institutions that issue the cards used for such transactions and institutions submitting transactions on behalf of merchants and other entities that accept cards as a form of payment and shall also mean the comparable clearing and settlement network maintained by Diners Club/Carte Blanche with respect to transactions using its card if and to the extent that Diners Club/Carte Blanche transactions are settled by NaBANCO rather than being routed to Diners Club/Carte Blanche for settlement and any debit card network utilized to settle any debit card used to effect transactions processed hereunder.

          1.9 "JV Contracts" shall mean all JV Merchant Service Contracts and all related Equipment Rental Agreements with JV Merchants.

          1.10 "Person" includes any individual, partnership, joint venture, corporation, trust or unincorporated organization and any other business entity, in each case whether acting in an individual, fiduciary or other capacity.

          1.11 "Serviced Contract" means a Merchant Service Contract with a merchant which receives Merchant Processing Services from the NB Group but which NaBANCO has previously designated as being unacceptable as a JV Merchant or which the JV hereafter declines to accept (or retain) as a JV Merchant, but for which an NB Bank, due to its overall banking relationship with such merchant, nevertheless desires to provide Merchant Processing Services. An NB Bank will retain legal ownership of, and shall indemnify the NaBANCO Group and all such other parties against all risks relating to, each Serviced Contract (see Section 3.5), subject to Section 9.2(b). At the request of the applicable NB Bank, NaBANCO will provide (directly or indirectly through others) Merchant Processing Services pursuant to each Serviced Contract for the same fee that it would charge hereunder if such contract were a JV Contract, and such fees shall be paid directly by the applicable NB Bank, rather than by the Partnership. The applicable NB Bank shall be entitled to receive all fees paid by each merchant under a Serviced Contract, and the Partnership shall not have any rights or obligations with respect to a Serviced Contract.

           1.12 "Serviced Merchant" shall mean a merchant that is party to a Serviced Contract.

          1.13 "Third Party Servicer" means any third party that provides services used by NaBANCO, FFB, any NB Bank or the Partnership in providing Merchant Processing Services to merchants.


                                   ARTICLE 2
                           SPONSORSHIP RELATIONSHIPS

          2.1  FFB Sponsored Contracts.  In its capacity as a member of Visa and
               -----------------------
MasterCard, FFB will own legal title to, and be a party (by being named in the contract or by being the assignee of a previously named party) to all JV Merchant Service Contracts except for those that are contributed directly by the NB Partner to the Partnership at the formation of the Partnership (the "FFB Sponsored Contracts").

          2.2  NB Sponsored Contracts.  In their capacities as members of Visa
               ----------------------
and MasterCard, NationsBank Carolinas and NationsBank Florida each will continue to own legal title to and be a party (by being named in the contract or by being the assignee of a prior party named in the contract) to each JV Merchant Service Contract the economic rights and obligations of which shall have been contributed directly to the Partnership at its formation by each such bank through the NB Partner, rather than having been sold to FFB and NaBANCO and then contributed by NaBANCO through the NaBANCO Partner (the "NB Sponsored Contracts"). An NB Bank also shall own and have all rights and obligations under each Serviced Contract, subject to the NB Bank's obligation to pay NaBANCO for providing Merchant Processing Services for such merchant.

          2.3  BIN and ICA.  Regardless of whether the contract is an FFB
               -----------
Sponsored Contract or an NB Sponsored Contract, all Visa and MasterCard transactions for all JV Merchants shall be authorized and settled under the BIN and ICA of one or more NB Banks, except that during an interim period (as contemplated by Section 4.3), the transactions of merchants that were FFB merchants prior to the acquisition of Purchased Merchant Service Contracts by NaBANCO and FFB pursuant to the Asset Purchase Agreement may continue to be authorized and settled under FFB's BIN and ICA. Such NB Bank(s) on a timely basis will report such transactions as its or their own on the quarterly questionnaires which must be submitted to Visa and MasterCard and will pay on a timely basis all fees and assessments imposed by Visa or MasterCard with respect to such transactions (subject to reimbursement by the Partnership). Such NB Bank(s) will report to the Partnership all such amounts applicable to the JV Contracts.

          (a) The Partnership will reimburse such NB Bank(s) (and FFB with respect to the use of its BIN and ICA during a transitional period) for all Card Association fees and incidental expenses relating to the use of such BINs and ICAs.

          (b) The Partnership shall indemnify the NB Bank(s) and FFB for credit, chargeback and fraud losses and other liabilities and risks relating to the use of such BINs and ICAs in connection with the provision of Merchant Processing Services for the JV Merchants (except to the extent any loss is caused by the failure to perform or unreasonable delay by such NB Bank or FFB, respectively (or an Affiliate of either) in performing its obligations under this Agreement). FFMC and NationsBank hereby guarantee performance of the Partnership's indemnification obligation in proportion to the "Sharing Percentages" (as defined in the Partnership Agreement) of the NaBANCO Partner and the NB Partner, respectively, but shall not be liable to satisfy any such indemnification obligation unless and until the Partnership fails to satisfy its indemnification obligations after appropriate measures to enforce such obligations.

          (c) Upon dissolution of the Partnership, the NB Group shall take all reasonable steps necessary to permit the NaBANCO Group to continue its Merchant Processing Business on an uninterrupted basis, including, without limitation, permitting or otherwise accommodating and allowing the continued use of the NB Bank(s)' BINs and ICAs for up to 60 days after the division of contracts or the purchase of the NB Partner's Partnership interest. In the case of any continued use by a member of the NaBANCO Group of such BINs and ICAs of any NB Bank following dissolution, the NaBANCO Group shall provide an appropriate continuation of the guarantee of 100% of the total indemnification obligation that the Partnership would have had if it had still been in existence.

          2.4  Sponsorship of JV Merchants into Regional Networks.  The NB
               --------------------------------------------------
Partner will cause one or more NB Banks to sponsor the Partnership into various regional electronic funds transfer networks of which any NB Bank is currently a member or may subsequently become a member (each such network being referred to herein as a "Network") for the purpose of enabling JV Merchants to accept payment from cardholders who present plastic cards bearing the name and logotype of the Network. Subject to mutual agreement to terms and conditions and subject, further, to Network rules and restrictions, the NB Group will cause one or more NB Banks to effect such Network sponsorship provided:

          (a) The JV Partners, severally in proportion to their Sharing Percentages shall indemnify, defend and hold the NB Banks harmless from and against any and all Losses (as defined in Section 9.3) to which any NB Bank may be subjected or which it may incur either directly or indirectly, in whole or in part, in connection with or as a result of such Network sponsorship, except in each case to the extent the Losses are attributable to any reckless, fraudulent or careless activity by any NB Affiliate or by NaBANCO.

          (b) The NB Banks shall be reimbursed by the Partnership for any cost or expense attributable to the Network sponsorship.

          (c) The Network sponsorship will terminate when the Partnership Agreement terminates; however, for a period not to exceed 120 days after the date of liquidation of the Partnership, the NB Banks shall continue the Network sponsorship provided that appropriate financial guarantees are given by the NaBANCO Group to the NB Banks.

          2.5  Sponsorship of Non-JV NaBANCO Merchants into Regional Networks.
               --------------------------------------------------------------
The NB Banks and NaBANCO and/or FFB shall use their best efforts to mutually agree on terms and conditions for an NB Bank sponsorship of NaBANCO and/or FFB into each Network of which any NB Bank is currently or subsequently becomes a member or could be a member for the purpose of enabling non-JV NaBANCO merchants to accept payment from cardholders who present plastic cards bearing the name and logotype of the Network. Subject to mutual agreement to terms and conditions and subject, further, to Network rules and restrictions, the NB Group will cause one or more NB Banks to effect such Network sponsorship. In addition to other mutually agreeable terms, such Network sponsorship agreement shall include terms providing that:

          (a) NaBANCO and FFMC, jointly and severally, and, to the extent it is so sponsored, FFB shall indemnify, defend and hold the NB Banks harmless from and against any and all Losses to which any NB Bank may be subjected or which it may incur either directly or indirectly, in whole or in part, in connection with or as a result of such Network sponsorship, except in each case to the extent such Losses are attributable to any reckless, fraudulent or careless activity by any NB Affiliate.

          (b) No NB Bank shall be required to incur any unreimbursed cost or expense in order to sponsor NaBANCO and/or FFB into the Network.

          (c) The only merchants for which NaBANCO/FFB may authorize, process or settle transactions pursuant to the Network sponsorship by any NB Bank will be merchants that are direct customers of NaBANCO and/or FFB and are approved pursuant to NaBANCO's and FFB's normal credit criteria. Neither NaBANCO nor FFB may use any Network sponsorship hereunder to provide related Network sponsorship to any agent bank, independent sales organization or member service provider without the consent of the applicable NB Bank; provided, however, that such consent shall not be unreasonably withheld to the extent NaBANCO needs to extend such sponsorship to a Third Party Servicer solely for purposes of any Merchant Processing Services provided by such Third Party Servicer on behalf of or in conjunction with NaBANCO and/or FFB for merchants that are direct customers of NaBANCO and/or FFB and are approved pursuant to NaBANCO's and FFB's normal credit criteria.

          (d) The Network sponsorship will terminate when the Partnership Agreement terminates; however, for a period not to exceed 120 days after liquidation of the Partnership, the NB Banks shall continue the Network sponsorship provided that appropriate financial guarantees are given by the NaBANCO Group to the NB Banks.

          (e) If FFMC receives a rating on its senior unsecured long term debt of BB or lower by Standards & Poor's Corporation ("S&P") or Ba or lower by Moody's Investors Service, Inc. ("Moody's") or has a higher rating suspended or withdrawn by S&P or Moody's (and not replaced with another rating higher than those specified above) while any of FFMC's rated senior unsecured long term debt remains outstanding, or if FFMC has no rated senior unsecured long term debt outstanding, then FFMC shall provide copies of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, to the person designated by the NB Banks and if the NB Banks conclude based on their review of such reports that FFMC does not meet their credit guidelines, then the NB Banks also will have the right to terminate such Network sponsorship by giving NaBANCO and FFB at least 120 days advance written notice; provided, however, that:

          (i) the right of the NB Group to terminate and the obligation of FFMC to provide copies of its Annual Reports and Quarterly Reports shall not apply (or shall be suspended) if any such circumstance occurs with respect to only one such rating agency and the other such rating agency (or any other then nationally recognized rating agency) gives or continues to maintain a rating higher than those specified above (or an equivalent investment grade rating) for FFMC's senior unsecured long term debt; and

          (ii) the right of the NB Group to terminate and the obligation of FFMC to provide copies of its Annual Reports and Quarterly Reports also shall be suspended if the condition giving rise to such right is cured prior to the effective date of such termination.

          2.6  Authorizations.  In order to comply with all applicable rules,
               --------------
regulations and other requirements of Visa, MasterCard, Interlink and Maestro, and, in the case of the authority granted hereunder by the applicable NB Banks, to comply with all rules, regulations and other requirements of all applicable Networks, but subject to the express limitations in other provisions of this Agreement, FFB and each NB Bank that owns any of the JV Merchant Contracts, owns any BIN or ICA under which JV Merchant card transactions are authorized or settled, or that provides any sponsorship or other authorization with respect to a Network, hereby authorizes each other party to this Agreement to act on such bank's behalf to the extent necessary or appropriate to perform each such party's obligations under this Agreement in the manner contemplated by and in accordance with the terms and conditions of this Agreement. The authorizations granted herein are not intended and shall not be construed to authorize any party to act on another's behalf with respect to policy issues, but are intended only to provide the necessary and appropriate authorizations for operational matters so as to permit the parties to perform their obligations hereunder. To the extent required by Visa, MasterCard, Interlink, Maestro or a Network, each such bank, subject to Section 2.4 and 2.5, shall effect and maintain all necessary registrations of each other party hereto as Member Service Providers, Independent Sales Organizations/Non-Member Agents, or in such other capacities as may from time to time be available and may be appropriate or desirable to implement the intent of the parties as stated in this Agreement. Nothing in this Agreement shall require any NB Bank to effect or maintain membership in any Network which such NB Bank otherwise considers unnecessary; provided, however, that any NB Bank that provides sponsorship of NaBANCO and/or FFB into any Network shall give NaBANCO and/or FFB, as applicable, at least 120 days advance written notice prior to terminating any such membership.

          (a) The parties acknowledge that FFB is a member of Maestro and has certain access to Interlink through a non-affiliated entity, and that one or more NB Banks are members of Interlink, but not of Maestro. The parties agree to cooperate with each other to determine and implement the most appropriate access to Maestro and Interlink for the JV Merchants.

          (b) FFB, NationsBank Carolinas, NationsBank Florida, the NB Bank or Banks whose BIN and ICA are used for the JV Merchants, and each NB Bank that provides sponsorship or other authorization into any Network shall maintain in good standing its membership in each of Visa, MasterCard or such Network, as applicable, and FFB and the appropriate NB Bank(s) shall maintain in good standing their respective memberships in Maestro and Interlink, respectively, unless other arrangements are made for access into Maestro and Interlink.

          (c) It is understood and agreed that the grant of authority hereunder shall be limited to use in connection with the JV Contracts, including the solicitation of new customers, the negotiation of contracts with existing and prospective JV Merchants, the performance of such contracts, and all matters incidental thereto, and that nothing herein shall entitle any party hereto to use another party's name or authorization in providing Merchant Processing Services to any person other than a JV Merchant, except as provided above for agreed upon sponsorships and authorizations with respect to debit card transactions for NaBANCO's non-JV Merchants and except as provided in Subsection
(d) below.

          (d) The appropriate NB Bank(s) also shall provide all necessary authorizations and sponsorships with respect to each applicable Card Association to enable NaBANCO to perform the desired Merchant Processing Services pursuant to the Serviced Contracts.

          (e) Subject to any restrictions contained in the JV Agreement, nothing in this Agreement shall restrict any party's ability to act as an agent for any other financial institution or to act on its own behalf in connection with the provision of Merchant Processing Services or otherwise.

          2.7  Delegation.  FFB, NationsBank Carolinas, NationsBank Florida and
               ----------
the NB Bank(s) whose BIN and ICA will be used, agree and acknowledge that certain restrictions imposed by Visa and MasterCard are not applicable to the Merchant Processing Services provided under the JV Contracts for cards issued by other Card Associations and for related services and equipment that may be provided under the JV Contracts, and that such services and products generally may be performed and provided by entities without regard to their membership in Visa and MasterCard. As a consequence, without limiting the grant of authority provided in this Agreement, FFB, NationsBank Carolinas, NationsBank Florida and the NB Bank or Banks whose BIN and ICA will be used, hereby delegate to the Partnership to the fullest extent possible with respect to the provision of Merchant Processing Services, the performance and provision of such services and products that are not restricted by Visa and MasterCard, subject in each case to any required sponsorship or other authorization with respect to debit card transactions.


                                   ARTICLE 3
                        MERCHANT RELATIONSHIPS GENERALLY

          3.1  Partnership Rights and Obligations.  As among the parties hereto,
               ----------------------------------
and subject to the express rights and obligations of the other parties contained herein, the Partnership shall have all economic rights and obligations under the JV Contracts. Without limiting the foregoing, the Partnership shall have full responsibility for the proper performance of the Merchant Processing Services (including the provision of Merchant Processing Equipment) under each JV Contract and shall bear all risks arising in connection with the JV Contracts, subject, in each case, to the obligations expressly imposed by this Agreement on the other parties hereto and such other parties' related indemnification obligations for any Losses and other matters due to a failure by any such party to properly perform its obligations and subject to the special indemnification provided for Indemnified Contracts. Except as provided with respect to the Transition Period, substantially all services necessary to authorize, process, and settle credit card transactions under the JV Contracts will be performed by NaBANCO. Certain services, including collecting certain transaction data (as provided in Section 5.1) and effecting certain payments (as provided in Article
6) to and from merchants, will be performed by the NB Banks.

          3.2  Marketing and Local Support.  As more fully set forth in, and
               ---------------------------
subject to all of the terms of, the JV Agreement, the JV sales force will solicit merchants to become JV Merchants within the "JV Target Market," subject to the "JV Merchant Exclusions" and the "JV Merchant Exceptions," as such terms are defined in the JV Agreement. The JV sales force is hereby authorized to negotiate with each proposed and existing JV Merchant to establish, amend, extend the term of, terminate and make other changes with respect to any JV Contract (each establishment, amendment, extension of the term, termination, or other change being referred to as a "Contract Proposal").

          (a) Using standard forms of Merchant Service Contracts approved in advance by FFB and NaBANCO and standard forms of Equipment Rental Agreements approved in advance by the Partnership, the JV sales force shall prepare and present to FFB and NaBANCO Contract Proposals (including pricing) for prospective JV Merchants, together with related merchant applications and supporting documentation, including a report of an initial on-site inspection when required, all as may be specified in the "Procedures Manual" contemplated by Section 3.7.

          (b) The JV sales force will have the right to offer to "Regional Merchants" (including "Permitted MOTO Merchants" and governmental merchants) (as such terms are defined in, and to the extent allowed under, the JV Agreement) bankcard merchant products and services offered by NaBANCO to its non-JV Merchants in comparable categories (i.e., to its non-JV Regional Merchants, MOTO
                                    ----
Merchants and governmental merchants), except for any custom products and services not generally offered to the majority of NaBANCO's non-JV Regional Merchants, MOTO Merchants or governmental merchants, respectively.

          (c) The JV sales force shall provide all customer support services for JV Merchants requiring visits to any such merchants' premises, such as terminal maintenance and repair. The JV sales force also shall provide customer support services for NaBANCO's non-JV Regional Merchants in the Partnership Territory requiring visits to any such merchants' premises, such as terminal maintenance and repair, and NaBANCO shall reimburse the Partnership at cost for such services.

          (d) The JV sales force will use its good faith efforts to encourage new JV Merchants (those who first contract with the Partnership and FFB after the date of this Agreement in contrast to those whose Merchant Service Contracts and Equipment Rental Agreements are contributed as of the Partnership's formation) to use one of the NB Banks for the demand deposit account ("DDA") used to settle credit card transactions.

          3.3  Merchant Accounts.  Each NB Bank shall offer such DDAs and other
               -----------------
retail banking services to JV Merchants on the same basis as such services are offered to other similar NB Bank customers. Except as indicated below, each applicable JV Merchant that maintained a Merchant Account (as defined in Section 5.1) at an NB Bank prior to the applicable Conversion Date (as defined below) shall be entitled to continue maintaining its Merchant Account on the same terms and conditions as those previously applicable and shall not be required, as a result of the conversion to NaBANCO's system, to pay additional fees or charges to any NB Bank with respect to credit card deposits, settlements and related transactions effected through such Merchant Account. No NB Bank, however, shall be precluded from assessing any such JV Merchant with additional or increased fees and charges, or imposing new terms and conditions with respect to any DDA account of an applicable JV Merchant, if such fees, charges, terms or conditions are assessed or imposed on all customers or accounts of the same type or general nature. Each applicable NB Bank shall give the Partnership and NaBANCO such other information regarding the Merchant Account and the JV Merchant as mutually agreed in the Procedures Manual, and to the extent not prohibited by Applicable Law. Each NB Bank will include the Partnership's President (or such other person as may be designated by the Partnership) on a distribution list for prompt notification of fee increases and other related DDA changes.

          3.4  Merchant Acceptance.  All Contract Proposals submitted by the JV
               -------------------
sales force shall be subject to review and acceptance by FFB and NaBANCO. FFB and NaBANCO shall have the right to approve or reject any Contract Proposal, but shall not provide for any substitute terms unacceptable to the Partnership. In deciding whether to approve or reject any Contract Proposal, FFB and NaBANCO shall review the Contract Proposal and related merchant for consistency with the underwriting policies established by FFB and adopted by the Partnership and for any new services not previously provided, which may impact the pricing charged by NaBANCO to the Partnership for the Merchant Processing Services. In addition to FFB's right to accept or reject a Contract Proposal, FFB with respect to the FFB Sponsored Contracts, and the applicable NB Bank with respect to any NB Sponsored Contracts, shall have the right to terminate any such JV Contract if FFB or the applicable NB Bank determines that such contract presents an unacceptable risk or is otherwise no longer acceptable to it. FFB in exercising its decision to approve or reject a Contract Proposal or to terminate any FFB Sponsored Contract, or the applicable NB Bank in exercising its decision to terminate any NationsBank Sponsored Contract, shall not act unreasonably, taking into account the respective rights and obligations of the parties hereto (including the obligation of the NB Banks pursuant to Section 7.2 to bear any increased costs of special pricing or special services desired by such banks and the applicable allocation of risks as between the parties and the related indemnification provided in this Agreement). If FFB rejects a Contract Proposal or terminates any FFB Sponsored Contract with a merchant, then for at least three months thereafter FFB will not enter into a contract with such merchant for the provision of Merchant Processing Services (other than in conjunction with the Partnership). If any NB Bank terminates any NationsBank Sponsored Contract, then for at least three months thereafter, no NB Bank shall request NaBANCO to provide Merchant Processing Services to such merchant pursuant to a Serviced Contract.

          3.5  Serviced Merchants.  If any NB Bank desires for NaBANCO to
               ------------------
provide Merchant Processing Services to any merchant that FFB or the Partnership (through NaBANCO) (a) has declined as of the date of this Agreement or hereafter declines to accept due to risk concerns and (b) has refused or hereafter refuses to accept even if treated as an Indemnified Contract, then such NB Bank may request that NaBANCO provide Merchant Processing Services for such merchant if NB agrees to treat such contract as a Serviced Contract. If NaBANCO agrees to provide Merchant Processing Services on this basis, then the applicable NB Bank shall be responsible for and one of the NB Banks shall be the legal owner of, such Serviced Contract and shall indemnify, defend, and hold NaBANCO, and its respective directors, officers, agents, attorneys and employees (collectively, "Indemnitees") harmless from and in respect of any Losses (as defined in Section 9.3) incurred or suffered by any Indemnitee in any way relating to or arising in connection with any Serviced Contract, except to the extent such NB Bank establishes through a final judicial determination or a final arbitration decision or in another manner satisfactory to Indemnitees that part or all of any such Losses were caused primarily by the negligence or willful misconduct of NaBANCO in performing the Merchant Processing Services required hereunder with respect to such Serviced Contract. This Section is not intended to and shall not require NaBANCO to provide Merchant Processing Services to any merchant under circumstances which NaBANCO views as unacceptable.

          3.6  Agent Bank Relationships.  The parties hereto shall take all
               ------------------------
steps necessary to identify and modify any existing arrangements between any NB Bank and any other financial institution having an "Agent Bank" relationship with an NB Bank, so as to avoid any conflict with the relationships of the parties hereto pursuant to this Agreement, the JV Agreement and the Partnership Agreement.

          3.7  Procedures Manual.  The JV Partners, NaBANCO and FFB shall
               -----------------
cooperate in good faith to develop a draft "Procedures Manual" by May 1, 1995 and a final version of the Procedures Manual by July 1, 1995 (or as soon thereafter as practical), which may be amended from time to time, to specify operational procedures and guidelines, mutually agreed upon and approved by each JV Partner, NaBANCO and FFB, to be followed by the parties hereto in performing their respective duties under this Agreement.

          3.8  Performance Data.  To the extent the parties hereto develop
               ----------------
performance data applicable to their provision of any services to the Partnership under this Agreement, they will provide that information to the Partnership.


                                   ARTICLE 4
               AUTHORIZATION, PROCESSING AND SETTLEMENT SERVICES

          4.1  Services to be Performed by NaBANCO.  Except as provided below
               -----------------------------------
with respect to the "Transition Period" (the period from the Effective Date until the last "Conversion Date," as defined below) and subject to the express obligations of the other parties hereto, NaBANCO shall provide authorization and data capture services with respect to all applicable credit and debit card transactions by JV Merchants, process retrievals, chargebacks and exceptions, and direct the settlement of such transactions through accounts maintained at NB Banks and other designated financial institutions. NaBANCO shall also provide such services with respect to any Serviced Contracts. Without limiting the foregoing, NaBANCO shall provide the "Included Services" specified on Schedule
8.1 for all JV Merchants and with respect to all Serviced Contracts. In performing its obligations hereunder, NaBANCO shall provide with respect to the JV Merchants a level of service comparable to that which NaBANCO provides to its comparable non-JV merchants.

          4.2  Performance by NB Group During Transition Period.  From the
               ------------------------------------------------
Closing Date to the applicable "Conversion Dates" (unless the JV Contract or the Serviced Contract is earlier terminated by the Partnership or the customer or by FFB in the case of an FFB Sponsored Contract or the applicable NB Bank in the case of a NationsBank Sponsored Contract), NaBANCO, with the assistance of the NB Banks, any other NB Affiliate that owns or leases the Norfolk operations center currently used to perform the NB Sponsored Contracts and the Purchased Contracts, and, to the extent deemed appropriate by NaBANCO, existing Third Party Servicers that currently assist in performing such contracts, will continue to perform each Purchased Contract, each NationsBank Sponsored Contract, and any additional JV Contract entered within 60 days after the Closing Date, to the extent the parties mutually determine that it is not practical to set-up any such new JV Merchant initially on NaBANCO's processing systems. The "Conversion Date" shall mean with respect to each applicable JV Merchant, the actual date on which such JV Merchant is fully converted from the processing systems used by the NB Banks or their Third Party Servicers to NaBANCO's processing systems or, when the context otherwise requires, shall mean the actual date on which a particular function (such as settlement/clearing of back office systems) embodied in the Merchant Processing Services provided to such merchant is converted from the processing systems of the NB Banks or their Third Party Servicers to NaBANCO's processing systems. All such services shall be performed by the NB Banks or their Third Party Servicers with a level of service at least equal to that previously applicable, provided that the personnel and related support managed and paid for by NaBANCO, to the extent it affects such service level, is consistent with the level of personnel and other support previously applicable. The NB Banks agree that during the Transition
Period:

          (a) They shall use their best efforts, at the direction and expense of NaBANCO, to keep in effect, for the benefit of NaBANCO, their existing contracts and other arrangements with Third Party Servicers for at least 12 months after the Closing Date (or such shorter time as may be specified by NaBANCO) so as to permit adequate time for NaBANCO to convert the functions performed by such Third Party Servicers to NaBANCO's systems (or to permit NaBANCO to enter into appropriate arrangements with Third Party Servicers) and to minimize any disruption to the affected merchants. NaBANCO will be responsible for reimbursing the NB Group for costs under, for administering and for instructing the NB Group when to terminate any third party contracts in existence on the date hereof to which an NB Group member is a party to the extent they relate to the Merchant Processing Business. In the event that NaBANCO instructs an NB Group member to take any action or give any notice under such a third party contract which the NB Group member properly may take and such NB Group member fails to take such action or give such notice in a timely manner, any Losses resulting from such failure shall be borne by the NB Group. If NaBANCO or the Partnership desires to continue any arrangements with a Third Party Servicer beyond the later of: (i) the first date on which such arrangements between the NB Group and such Third Party Servicer can be terminated without any early termination payment or penalty or (ii) 12 months following the Closing Date, NaBANCO or the Partnership shall enter into a new contract in its own name with such Third Party Servicer rather than extending or renewing any contract that any member of the NB Group has with such Third Party Servicer, unless the parties mutually agree otherwise. Notwithstanding the immediately preceding sentence, the parties agree that the NB Group's contract with Gibbs Management Group, Inc. shall not be extended beyond its scheduled termination date.

          (b) NaBANCO shall have the use of the same facilities at NationsBank's Norfolk operations center used by the NB Banks and their Affiliates to provide Merchant Processing Services (or comparable space in a back-up facility (pursuant to the current disaster recovery/back-up plan) should the Norfolk operations center be destroyed or otherwise become unfit for use in providing Merchant Processing Services). NaBANCO shall manage that portion of the NationsBank's Norfolk operations center (or that portion of any substitute facility) used to provide Merchant Processing Services for JV Merchants at the expense of NaBANCO.

          (c) Except as indicated below, the expenses of operating the Merchant Processing Services portion of the Norfolk operations shall be reimbursed to the NB Group by NaBANCO as part of its servicing responsibilities pending conversion of the merchants and vacating of such facility by NaBANCO. The NB Group will no longer be reimbursed for any leasehold or other expenses attributed to NaBANCO's occupancy of any of the physical locations in the Norfolk facility used in conducting the Merchant Processing Business when such locations are vacated by NaBANCO following 45 days advance notice to the NB Group by the Partnership. Sales force related expenses and conversion costs for closing that portion of the Norfolk facility used to provide Merchant Processing Services and any sales facilities will be borne by the Partnership. All such expenses of conversion borne by the Partnership will end by March 31, 1996. Any expenses of conversion incurred subsequent to the above date will be borne by NaBANCO. The parties' responsibilities with respect to employee costs are governed by the JV Agreement.

          (d) Pending conversion of the Serviced Merchants to NaBANCO's systems, the Serviced Contracts will be performed through the Norfolk operations center and the NB Banks' existing Third Party Servicers in the manner contemplated above. Any incremental conversion costs attributable to the Serviced Merchants shall be paid by the applicable NB Bank(s).

          (e) The NB Banks will comply with all applicable federal, state, municipal and other laws, regulations and orders (including those of Visa and MasterCard) applicable to their performance of such contracts, except for any noncompliance that will not have a material and adverse effect on such performance or on the Partnership, FFB or NaBANCO.

          (f) The NB Banks will continue to perform deposit and fraud monitoring functions with respect to such Merchants in a manner consistent with its practices prior to the date of this Agreement.

          (g) The NB Banks, at the expense of NaBANCO for the portion of the Norfolk operations center dedicated to the provision of Merchant Processing Services and managed by NaBANCO, will maintain adequate property, casualty and liability insurance (including errors and omissions insurance) and fidelity bond coverage, such insurance and bond to be in amounts and with a carrier comparable to the amounts and carrier in effect prior to formation of the Partnership, insuring the NB Group against losses arising from damage to the Norfolk operations facility and liability for any errors, omissions or malfeasance by the NB Banks or any of their employees or agents in performing such contracts. The NB Banks will not decrease the coverage (in terms of scope and dollar amount) of this insurance or increase any deductible or other retained risk thereunder from that in effect prior to the formation of the Partnership, except for changes in deductibles based on formulas in the existing policies of insurance.

          4.3  Transition to NationsBank BIN and ICA.  For those JV Merchants
               -------------------------------------
that were NaBANCO/FFB Merchants prior to any purchase of contracts under the Asset Purchase Agreement, FFB may continue using its BIN and ICA to authorize and settle transactions under such merchants' Merchant Processing Service Contracts and may continue using the same settlement procedures as previously in effect with respect to such merchants until such time as it becomes feasible to begin authorizing and settling such transactions through an NB Bank's BIN and ICA pursuant to Section
2.3 of this Agreement.

          4.4  Allocation of Certain Risks.  For any transaction authorized
               ---------------------------
prior to the Closing Date, but not processed or settled under a JV Contract until after the Closing Date, any chargebacks or other write-offs that occur with respect to such transactions and that are attributable solely to the authorization process shall continue to be the responsibility of the NB Bank or NaBANCO (in the case of contracts owned by FFB), depending on which party owned the related Merchant Service Contract prior to the sale of certain contracts pursuant to the Asset Purchase Agreement. All other chargebacks and write-offs, as well as other credit and fraud risks, relating to transactions processed and settled under the JV Contracts after the Closing Date shall be the responsibility of the Partnership, except as otherwise provided with respect to Indemnified Contracts. (Serviced Contracts are not JV Contracts and are governed by the risk allocation provisions of Section 3.5.) Any subsequent recoveries with respect to chargebacks or other write-offs for which an NB Bank or NaBANCO (on behalf of FFB) is responsible shall belong to the NB Bank or NaBANCO based on the allocation of responsibility for the prior chargeback or other write-off.

          4.5  Indemnified Contracts.  From the merchant contracts that the NB
               ---------------------
Group recently contributed to the Partnership or sold to the NaBANCO Group, the NaBANCO Group has designated as "Indemnified Contracts" those merchant contracts with the merchants listed on Schedule 4.5A to this Agreement (the "Initial NB Indemnified Contracts"). From the merchant contracts that the NaBANCO Group recently contributed to the Partnership (excluding those purchased from the NB Group), the NB Group has designated as Indemnified Contracts those merchant contracts with the merchants listed on Schedule 4.5B to this Agreement (the "Initial NaBANCO Indemnified Contracts"). After the effective date of this Agreement, with respect to merchant contracts acquired through any acquisition by the Partnership of an "Acquired Business" (as defined in the JV Agreement), the NaBANCO Group in the case of an Acquired Business that the Partnership acquires from the NB Group, and the NB Group in the case of an Acquired Business that the Partnership acquires from the NaBANCO Group, shall be entitled to designate as Indemnified Contracts an amount of such acquired merchant contracts representing not more than 5% of the total annual bankcard sales processed by the Acquired Business. (Consistent with the definition of Acquired Business, this 5% will be based on annual bankcard sales so processed for Regional Merchants in the Partnership Territory.) In the case of Indemnified Contracts so designated by the NaBANCO Group, the NB Group shall indemnify and hold harmless the Partnership and the NaBANCO Group for all credit, fraud, chargeback and similar Losses arising in connection with the Indemnified Contracts, and in the case of Indemnified Contracts so designated by the NB Group, the NaBANCO Group shall indemnify and hold harmless the Partnership and the NB Group for all credit, fraud, chargeback and similar Losses arising in connection with the Indemnified Contracts, in both cases subject to the time limitations set forth below; provided in each case that any such Loss arises with respect to a transaction or event that occurs while such contract is an

Indemnified Contract (whether the claim for indemnification is made during or after such period).

          (a) Except as provided in Subsection (b) below, a contract designated an Indemnified Contract on or before the date of this Agreement shall remain an Indemnified Contract for twelve months from the date of this Agreement in the case of Initial NB Indemnified Contracts or six months from the date of this Agreement in the case of the Initial NaBANCO Indemnified Contracts (plus, in each case, the additional time set forth below for indemnification to be terminated), and a contract designated as an Indemnified Contract in connection with the Partnership's purchase of an Acquired Business shall remain an Indemnified Contract for a period of six months following the date such contract is acquired by the Partnership (plus the additional time set forth in Subsection
(b) below for indemnification to be terminated).

          (b) No later than 15 days prior to the end of the applicable twelve-month or six-month period with respect to each Indemnified Contract, the Partnership will notify the indemnifying Group of those Indemnified Contracts that the Partnership is not willing to keep in effect without such indemnifying Group's continued indemnification. Within 10 days after any such notice, the indemnifying Group will notify the Partnership (i) whether the indemnifying Group wants to terminate such indemnification as soon as permitted, in which case such indemnification shall terminate 45 days after the Partnership's receipt of the indemnifying Group's responsive notice (or for any longer period required under such contract for a notice of termination to become effective) or
(ii) whether the indemnifying Group will extend such indemnification until further notice, in which case such indemnification shall continue in effect until 60 days after any subsequent notice from the indemnifying Group to the Partnership that it will no longer provide such indemnification (or, if shorter, for five business days more than the minimum period required under such contract for a notice of termination to become effective). If the indemnifying Group does not continue such indemnification with respect to some or all of the Indemnified Contracts for which the Partnership has notified the indemnifying Group that is it unwilling to keep such contract in effect without continued indemnification, the Partnership may terminate or sell such Indemnified Contract (and FFB or any NB Bank owning any such merchant contract shall cooperate in implementing the Partnership's decision).

          (c) Except as set forth above and in Section 7.2(d) of the JV Agreement, Indemnified Contracts shall be treated and performed in the same way as other JV Contracts.


                                   ARTICLE 5
                     DELIVERY OF MERCHANT TRANSACTION DATA

          5.1  Delivery of Merchant Transaction Data.  Any JV Merchant that
               -------------------------------------
maintains its account for receiving settlement funds for transactions settled under its Merchant Service Contract ("Merchant Account") at an NB Bank banking office and desires to submit evidence of its credit card transactions in paper, magnetic tape or other physical format (consisting of or reflecting its sales slips, credit slips, and deposit tickets) may deliver such documents or other physical evidence to the NB Bank banking office regularly used by such merchant or to such other location mutually acceptable to the applicable NB Bank and the applicable merchant. The Procedures Manual shall set forth the procedures and time frames for the applicable NB Banks to collect and consolidate all such physical evidence of credit card transactions for such JV Merchants and make them available at a central location mutually agreed upon by the Partnership, the applicable NB Bank and NaBANCO for pick-up and delivery to NaBANCO. The Procedures Manual also shall set forth mutually agreed upon verification procedures to be performed by the applicable NB Banks with respect to such physical data prior to pick up by a courier and by NaBANCO following receipt by NaBANCO, as well as procedures for resolving any related discrepancies. The applicable NB Bank shall be responsible for such data until it is picked up by the courier, and NaBANCO shall be responsible for such data for the JV Merchants after it is delivered to NaBANCO or NaBANCO's designated processing facility. Although the cost of courier services shall be included in the fees paid to NaBANCO, the Partnership, rather than NaBANCO, shall be responsible for any Losses due to any negligence, misconduct, or other action or inaction by the courier (unless NaBANCO's choice of the courier or other decision with respect to the courier is such that
Section 9.2(b) would impose liability on NaBANCO). When contracting with any such courier, NaBANCO shall obtain assurances that such courier is bonded and insured. Unless otherwise agreed by the applicable NB Bank and NaBANCO, the above procedures also shall apply to any Serviced Merchant desiring to submit physical evidence of its card transactions through an NB Bank banking office but any Losses with respect to a Serviced Merchant due to any negligence, misconduct, or other action or inaction by the courier shall be the responsibility of the applicable NB Bank.

          5.2  Electronic Transmissions and Other Deliveries to NaBANCO.  Except
               --------------------------------------------------------
as otherwise appropriate during the Transition Period, any JV Merchant (or Serviced Merchant) desiring to submit evidence of its credit card transactions through an electronic transmission format shall transmit such data directly to NaBANCO or to NaBANCO's designated processing facility. Similarly, except as otherwise appropriate during the Transition Period, any JV Merchant (or Serviced Merchant) desiring to submit physical evidence of its credit card transactions other than through an NB Bank banking office shall send such data directly to NaBANCO or to NaBANCO's designated processing facility.


                                   ARTICLE 6
                          SETTLEMENT THROUGH NB BANKS

          6.1  Payment Instructions and Reconciliation Report.  For all
               ----------------------------------------------
transactions to be settled through an NB Bank, NaBANCO shall prepare and transmit to the NB Bank identified by the NB Partner, via electronic transmission, the "Payment Instructions" in a format mutually acceptable to the NB Banks and NaBANCO. Such Payment Instructions shall reflect the card transactions processed and submitted by NaBANCO to the applicable Interchange, any adjustments needed to reflect discrepancies between applicable JV

Merchant (or Serviced Merchant) deposit tickets and transaction summaries and the transactions as processed by NaBANCO, all chargeback debits and credits and other debit and credit adjustments originating from the applicable Interchange, and debits to Merchant Accounts, for fees and fines due in accordance with the applicable JV Contract (or Serviced Contract).

          (a) Such Payment Instructions also shall indicate any debit adjustments arising from merchant fraud, insolvency or the like. Payment Instructions shall be delivered to the applicable NB Bank at the times specified in, and shall also contain any other information described in, the Procedures Manual. From time to time, as may be reasonable under the circumstances, taking into account such factors as delivery difficulties, unexpected time constraints, occasional errors or incomplete information in the electronic transmission containing the Payment Instructions and other factors which make it necessary or otherwise reasonable to use some means other than electronic transmission to submit Payment Instructions or to supplement previously provided Payment Instructions, NaBANCO may submit Payment Instructions or supplement or correct previously furnished Payment Instructions by mutually acceptable means as specified in the Procedures Manual. In addition, on the next business day after delivery of any Payment Instructions, NaBANCO shall deliver or transmit a reconciliation report containing the information specified in the Procedures Manual. The Procedures Manual shall set forth the procedures to be followed by the applicable NB Bank(s) and NaBANCO with respect to the resolution of any discrepancies or disputes concerning any Payment Instructions or reconciliation report.

          6.2  Payment and Posting.  If NaBANCO delivers Payment Instructions,
               -------------------
correctly prepared, by the time specified in the Procedures Manual, then subject to the other conditions specified herein, the applicable NB Bank(s) (a) shall post all transactions specified in the Payment Instructions, make all specified debits and credits to the NB Bank account used to receive settlement funds (the "NB Account"), and shall make all specified debits and credits to the Merchant Accounts maintained at any NB Bank in time for such JV Merchants (and Serviced Merchants) to have ledger credits and available funds to their respective accounts by the time specified in the Procedures Manual, (b) shall wire funds to any applicable JV Merchants (and Serviced Merchants) paid by wire in time for such merchants to have available funds by the time specified in the Procedures Manual, with the expense charged to the merchant if the JV Contract (or Serviced Contract) so provides or otherwise to the Partnership in the case of JV Merchants (or to the applicable NB Bank in the case of the Serviced Merchants), and (c) unless other procedures are in place for ACH transmissions, shall initiate ACH debits and credits in time for the applicable merchants that do not maintain their Merchant Accounts at an NB Bank and are paid through ACH transfers to have available funds by the time specified in the Procedures Manual. To the extent the funds in the NB Account and, if applicable, the FFB Account, are insufficient to cover the credits specified in the Payment Instructions with respect to the JV Merchants, the applicable NB Bank(s) to the extent so provided in Section 6.3, and unless otherwise requested by the Partnership, shall advance the funds necessary to cover the credits to the Merchant Accounts of the JV Merchants. The applicable NB Bank(s) shall post transactions to the account maintained by the Partnership for receiving amounts due hereunder to the

Partnership (the "JV Account") and shall make all specified debits and credits to the JV Account to reflect the fact that, as among the parties hereto, the Partnership is entitled to all of the economic rights and obligations under the JV Contracts (including daily receipt of the merchant discount, net of daily fees and assessments paid to or through the Card Associations). At its option, the Partnership may terminate its arrangements to receive ACH services and/or wire transfer services from any NB Bank and may make arrangements instead to receive such services from any other financial institution (which may include
FFB) if such other financial institution provides such services at a lower cost than the fees charged by the applicable NB Bank. The parties shall cooperate in making any operational adjustments necessary to permit any such other financial institution to perform such ACH or wire transfer services. To the extent necessary or desirable, FFB may establish and maintain an account at an NB Bank for use in implementing debits and credits contemplated hereby (the "FFB Account").

          6.3  Certain Funding Obligations.  Except as provided in Section 6.4
               ---------------------------
and subject to the NB Group's obligations under Section 8.7, to the extent the amounts in the NB Account or, if applicable, the FFB Account are insufficient on any banking day to pay the full amounts due to the applicable JV Merchants as specified in the Payment Instructions, the Partnership shall be responsible, as among the Partnership and the NB Group and the NaBANCO Group for providing the funds needed to cover any such shortfall in the NB Account or, if applicable, the Account, so as to permit the timely and full payment to the applicable JV Merchants; provided, however, that the Partnership shall not have any obligation with respect to the provision of ledger credits or available funds prior to the time specified in the Procedures Manual. At the Partnership's option, the applicable NB Bank(s) will provide the funds needed to cover any shortfall with respect to JV Merchants for which the Partnership is responsible, provided that the Partnership makes such request in accordance with and such funding satisfies all of the terms and conditions (which shall not be unreasonable) of, a pre-approved line of credit and related credit agreement between such NB Bank and the Partnership. Such credit agreement shall provide that the Partnership will pay the applicable NB Bank interest on such amounts at rates equal to the 30-day LIBOR, as adjusted at the beginning of each calendar month, subject to the NB Group's obligations under Section 8.7. Pending the completion of the initial line of credit and credit agreement between the Partnership and an NB Bank, the NB Group will provide the funds necessary to cover any shortfall with respect to JV Merchants for which the Partnership is responsible, and the Partnership will pay interest on such funds to the applicable NB Group member on the same terms provided in the immediately preceding sentence.

          6.4  Limited Responsibility of NB Banks for Insufficient Funds.  As
               ---------------------------------------------------------
between the NB Banks and the Partnership, the applicable NB Bank shall bear the responsibility for any insufficiency in the NB Account (or, if applicable, in the FFB Account) only if such insufficiency resulted from:

          (a) Any such insufficiency resulted from any obligation or risk under a Serviced Contract or was otherwise attributable to the provision of Merchant Processing Services pursuant to a Serviced Contract; or

          (b) Any decision by an NB Bank to pay a JV Merchant faster than the times specified in the Procedures Manual.

To the extent any such insufficiency results from a circumstance for which an NB Bank is responsible the NB Group shall bear all related costs and shall either advance the necessary funds to cover such insufficiency at no cost to the Partnership or shall reimburse the Partnership for any costs incurred by it to cover such insufficiency. In addition to the extent any such insufficiency for which an NB Bank is responsible, delays the crediting of funds to the JV Account in accordance herewith, such NB Bank shall pay the Partnership interest on such amounts at rates equal to the 30-day LIBOR, as adjusted at the beginning of each calendar month.

          6.5  Debiting of Merchant Accounts.  The applicable NB Bank shall be
               -----------------------------
required to debit a Merchant Account of a JV Merchant only if there are sufficient funds in that Merchant Account to debit or if there are sufficient funds available through any overdraft protection or similar agreement applicable to such account pursuant to any arrangement between the applicable NB Bank and the applicable JV Merchant. If the applicable NB Bank is unable pursuant to the preceding sentence to apply a debit in full to a Merchant Account of a JV Merchant, the applicable NB Bank shall follow the procedures specified in the Procedures Manual for handling such debit.

          6.6  Account Information.  The Partnership, and NaBANCO on behalf of
               -------------------
the Partnership, shall have reasonable access to obtain accurate information about the balance in the JV Account, the NB Account, any FFB Account and the Merchant Accounts of JV Merchants on each Banking Day. In addition, each NB Bank shall cooperate with the Partnership and NaBANCO to establish and implement procedures under which such NB Bank shall seize all funds in any Merchant Account of any JV Merchant (or the portion thereof necessary to satisfy in full the Partnership's claim against such funds) for amounts owed to the Partnership, subject to Applicable Law. To the extent practiced, such procedures shall be set forth in the Procedures Manual but subject to Applicable Law, the NB Banks also shall cooperate in seizing and otherwise making available to the Partnership the full amount of funds in any such Merchant Account (or the portion thereof necessary to satisfy in full the Partnership's claim against such funds) such funds before the Procedures Manual is finalized and through additional procedures reasonable under the circumstances even if not contemplated by (but not inconsistent with) the Procedures Manual. The Partnership, and NaBANCO on behalf of the Partnership, also shall be entitled to contact an NB Bank representative, as frequently as needed, to resolve any questions that may arise with respect to the NB Account, the JV Account, the FFB Account (if any) or any Merchant Account.

          6.7  Merchant Inquiries and Adjustment.  NaBANCO shall be responsible
               ---------------------------------
for responding and resolving any inquiries from JV Merchants regarding debits or credits to Merchant Accounts pursuant to the Payment Instructions and any inquiries from JV Merchants regarding the Merchant Processing Services provided by NaBANCO. NaBANCO and the applicable NB Banks shall assist, as applicable, in resolving with any JV Merchants and any Serviced Merchants any asserted discrepancies between card transaction data and the related credits and debits to the Merchant Account, depending on whether such data was actually received by NaBANCO or appears to have been received by an NB Bank but not picked up by a courier on behalf of NaBANCO. The Procedures Manual may set forth additional guidelines for resolving any alleged discrepancies and for making the necessary adjustments in Merchant Accounts and, to the extent applicable, the JV Account and any FFB Account.

          6.8  Additional Matters.  Without regard to any assumption of risk by
               ------------------
the Partnership with respect to the credit, fraud and other risks associated with the JV Merchants, each NB Bank shall cooperate with the Partnership, FFB, and NaBANCO in the collection through debits to or offsets against, or through the imposition of a freeze on, any funds in its possession belonging to any JV Merchant which owes amounts in connection with its credit or debit card transactions in excess of settlement amounts due to such JV Merchant or as to which there is reason to suspect fraud or insolvency, subject to Applicable Law and any applicable procedures established in the Procedures Manual.


                                   ARTICLE 7
                  CERTAIN SERVICES TO BE PERFORMED BY NaBANCO

          7.1  Cash Advances.  In accordance with the applicable rules and
               -------------
regulations of Visa and MasterCard, each NB Bank shall make Cash Advances (as defined in the JV Agreement) to holders of Visa and MasterCard cards other than through automated teller machines.

          (a) Each such Cash Advances that is not made through an automated teller machine shall be evidenced by a Cash Advances slip, unless the NB Bank data captures such information. Each NB Bank shall collect such non-automated teller machine Cash Advances slips from its branches and other banking offices and make them available for pick-up by NaBANCO at the locations and times provided for pick-up of JV Merchant transaction data, all as provided in the Procedures Manual. Each Cash Advance that is data captured shall be transmitted to NaBANCO as provided in the Procedures Manual. Each NB Bank shall comply with requirements in the Procedures Manual regarding the retention and retrieval of Cash Advance slips and paper records of data captured Cash Advances.

          (b) As provided in the JV Agreement and in the Asset Purchase Agreement, NaBANCO has purchased an 80% undivided interest in the "Cash Advance Fees" received by the NB Banks in the "Initial Territory" (as such terms are defined in the JV Agreement) and may purchase a 50% undivided interest in certain additional Cash

Advance Fees received by an NB Group. Except for any Cash Advances made through automated teller machines, NaBANCO shall provide authorization services with respect to the NB Banks' Cash Advances to Visa and MasterCard cardholders and shall process and submit all such Cash Advances to the Visa and MasterCard interchanges for settlement. All terminals used by members of the NB Group to data capture Cash Advances shall continue to belong to the applicable NB Group members, but NaBANCO at its option, may substitute different terminals for the NB Group members to use to data capture Cash Advances. NaBANCO shall service all terminals used by the NB Group to data capture Cash Advances and replace any such terminals that cannot be repaired, all without any additional charge to the NB Group. Such services shall be provided through the Partnership's sales force, and NaBANCO shall reimburse the Partnership at cost for such services.

          7.2  Special Pricing and Special Services.  If any NB Bank desires for
               ------------------------------------
the Partnership to provide special services to a JV Merchant or Merchant Processing Services in a manner that is more expensive than normal to provide or desires for the Partnership to provide special pricing to a JV Merchant, such NB Bank shall reimburse the Partnership for all additional costs related to any such special services or special delivery of services and for the full differential between approved Partnership pricing and any such special pricing. Subject to such reimbursement and subject to a reasonable time for implementing any changes necessary to accommodate any such special customer services or special pricing, the Partnership and NaBANCO shall provide such special services or special pricing. The Partnership and NaBANCO may contract with any Third Party Servicer that either deems appropriate to provide or assist in providing any such special services. The above principles also will apply if any NB Bank desires for NaBANCO to provide any special services to a Serviced Merchant, except that such NB Bank shall pay NaBANCO directly for all additional costs. Any special pricing for Serviced Merchants shall be the NB Bank's responsibility and shall not reduce the fees paid by the NB Bank to NaBANCO.


                                   ARTICLE 8
                          FEES AND OTHER COMPENSATION

          8.1  Payments to NaBANCO.  As compensation for the Merchant Processing
               -------------------
Services provided by NaBANCO with respect to the JV Merchants and the Serviced Merchants, NaBANCO shall be entitled to receive on a daily basis for services provided by NaBANCO (directly or indirectly through other parties) a servicing fee from the Partnership in the case of the JV Merchants and from the applicable NB Bank in the case of the Serviced Merchants. The servicing fee due to NaBANCO shall be determined as follows:

          (a) Except as set forth below, services provided for the Partnership with respect to the JV Merchants and for the applicable NB Bank with respect to the Serviced Merchants by NaBANCO will be provided at NaBANCO's cost.

          (b) NaBANCO's price to the Partnership with respect to JV Merchants and to the applicable NB Bank with respect to Serviced Contracts for the services shown on

Schedule 8.1 (the "Included Services") will be $.177 per transaction (subject to the following adjustments) for transactions processed through NaBANCO's system for the period from formation of the Partnership through December 31, 1996.

          (c) If, following the Closing, NaBANCO begins to process any new types of transactions (such as purchasing card transactions) or begins to provide any new services, in each case beyond those processed or provided by NaBANCO as of the Closing, such transactions and services will be priced separately from the $.177 per transaction price applicable to Included Services through December 31, 1996, and the prices of such new transactions or new services will reflect any higher or lower costs incurred in processing such transactions or providing such services. Such price changes will have to be with prior notice to and approval by both JV Partners, in the case of JV Merchants or the applicable NB Bank and NaBANCO in the case of Serviced Contracts.

          (d) The per transaction cost for Included Services will not include any sales and marketing costs, fraud and chargeback losses or conversion costs.

          8.2  Payments to NationsBank Affiliates.  The applicable NB Bank(s)
               ----------------------------------
will be reimbursed by the Partnership for ACH services and wire transfer services provided by an NB Bank to the Partnership with respect to JV Merchants at rates (not to exceed the cost of providing such services) mutually agreed upon in advance (subject to change upon at least 15 days advance notice or such shorter notice as may be reasonable based on any notice to the applicable NB Bank(s) from third parties of rate increases) and will be reimbursed by the Partnership at cost for Card Association and Interchange fees relating to the use of any NB Bank's BINs and ICAs for JV Merchants. The applicable NationsBank Affiliate will be reimbursed by NaBANCO for the costs of the NationsBank Norfolk operation center used to provide a portion of the Merchant Processing Services during the Transition Period in accordance with the provisions for such cost reimbursement contained in the JV Agreement. To the extent NB Bank provides other services to the Partnership required hereunder or other mutually agreed upon services, such services will be provided at cost. In no event, however, shall the Partnership be required to bear any cost of capital which the NB Bank(s) whose BINs and ICAs are used for authorizing and settling card transactions under the JV Contracts may be required to maintain by applicable Governing Authorities or applicable Card Associations except that the Partnership shall bear any incremental cost of additional capital required by the NB Group to the extent:

          (a) such additional capital is required by any change after the date of this Agreement in the requirements of the applicable Governing Authorities or applicable Card Associations with respect to the Merchant Processing Business; and

          (b) such additional capital requirement cannot be satisfied with capital of the NB Group that is not allocated to satisfy other requirements which preclude the use of such capital to satisfy the additional capital requirements with respect to the Merchant Processing Business; it is acknowledged and agreed that the NB Group may be required to obtain and make available for use with respect to the JV Merchants multiple BINs and ICAs to use fully all available capital of the NB Group members.

          8.3  Conversion Costs.  The Partnership shall reimburse each NB Bank,
               ----------------
FFB, NaBANCO and any affiliate of any such party for all costs (not to exceed $3,000,000 in the aggregate) incurred by any such party or its Affiliate preparing for and effecting all necessary conversions of the JV Merchants to accommodate the provision of Merchant Processing Services as contemplated hereunder. All incremental conversion costs with respect to Serviced Merchants shall be the responsibility of the applicable NB Bank, which shall either pay such costs in the first instance or promptly reimburse any other party incurring such costs.

          8.4  Payments to FFB.  To the extent FFB provides ACH services, wire
               ---------------
transfer services or other services to the Partnership, the Partnership will reimburse FFB for such services at cost.

          8.5  Fees Following Termination of Joint Venture.  As contemplated by
               -------------------------------------------
Article 11, if any of the parties continue to provide services hereunder pursuant to any of the other parties' request following termination of the joint venture and dissolution of the Partnership, the fees for such services shall be at the cost existing on the date of notice of dissolution plus an additional 20% mark-up.

          8.6  Cash Advances.  Pursuant to the JV Agreement, NaBANCO shall be
               -------------
entitled to receive 80% or 50%, as appropriate, of the "Cash Advance Fees" received by the NB Banks with respect to the "Cash Advances" (as such terms are defined in the JV Agreement). Other than the receipt of such amounts, NaBANCO shall not charge any additional fee for authorizing, processing and submitting to interchange the Cash Advances made by the NB Group.

          8.7  Float.  Subject to the provisions of this Section, the
               -----
Partnership shall be responsible for the float costs associated with funding payments to JV Merchants prior to receipt of funds from or through any Card Association or Interchange. In order to reduce the Partnership's float costs associated with the payment of amounts to JV Merchants for their card transactions prior to the receipt of related settlement funds from the Card Associations, the NB Group will pay to the Partnership $450,000 for each twelve-month period beginning as of the Effective Date, subject to the reduction described below. Such amount shall be payable in monthly or other periodic increments at the same times as the Partnership incurs its float costs. The NB Group represents and warrants that the annualized float costs for 1995 will not exceed $1,800,000 based on (a) the projected annualized dollar volume of card transactions for the merchant customers of the NB Banks as of February 28, 1995, as shown in the pro forma financial information exchanged by the NB Group and the NaBANCO Group and (b) a 30-day LIBOR rate of 6.10%. If and when the annual float costs incurred by the Partnership (without offset for any payment by the NB Group) are less than $1,360,000 per year, the obligation of the NB Group to pay such $450,000 amount annually shall be reduced dollar for dollar to the extent the Partnership's annual float costs are less than $1,360,000. Upon dissolution or liquidation of the Partnership, this float cost payment with respect to all periods after such dissolution or liquidation shall cease, without rebate or refund. If at any time during the term of this Agreement any settlement funds are received in the NB Account from a Card Association by the close of the business day immediately prior to the business day on which they are credited or paid to the applicable JV Merchants or credited to the JV Account, the holder of the NB Account shall pay the Partnership for the use of such funds at a rate equal to the weighted average 30-day LIBOR, as adjusted at the beginning of each calendar month.

          8.8  Computation and Verification of Amounts.  On a monthly basis,
               ---------------------------------------
each party hereto shall provide the other parties hereto with a written schedule showing the calculation used to compute the amounts due pursuant to this Article 8, to the extent that underlying information is within the first party's control. Each party agrees to maintain such books and records as may be necessary and appropriate for purposes of verifying the validity and accuracy of any other party's determination of the amounts due under this Article 8 for a period of two years after the date of any transaction reflected therein for purposes of such inspection. The parties agree that any undercharges or overcharges by any party shall be promptly settled after any such amounts are agreed upon. Each party shall have a right to audit the other party's costs and allocations in the manner and subject to the limitations contained in the JV Agreement.

          8.9  Interest.  Except as otherwise expressly provided, amounts due
               --------
under this Article 8 shall be invoiced on a monthly basis. To the extent any party hereto fails to pay an amount required by this Article to be paid to another party hereto when due (or within 15 days of any monthly invoice if no due date is specified), such amount shall bear interest from the due date until paid at a rate equal to the rate announced by NationsBank Carolinas as its prime rate, as adjusted at the beginning of each calendar month.

          8.10  Additional Procedures.  The Procedures Manual may specify
                ---------------------
additional procedures to be followed regarding computation of amounts due hereunder.

          8.11  Net Amounts.  Whenever two parties each owe contemporaneous
                -----------
payments to the other pursuant to this Article 8, the parties shall cooperate with each other in determining and paying only the net amount due to the appropriate party.


                                   ARTICLE 9
                                INDEMNIFICATION

          9.1  General Rules.  In addition to any other indemnification provided
               -------------
by other Sections of this Agreement, each party shall indemnify and hold harmless the other parties hereto against any "Losses," as defined below, which are incurred by the indemnified party as a result of the indemnifying party's failure to perform or unreasonable delay in performing its obligations pursuant to this Agreement. Except as otherwise provided with respect to Indemnified Contracts and Serviced Contracts or with respect to certain transitional allocations of responsibility and except to the extent any Loss is caused by another party's failure to perform or unreasonable delay in performing its obligations pursuant to this Agreement, the Partnership shall indemnify each NB Bank and FFB for credit, chargeback and fraud losses and other liabilities and risks relating to Merchant Contracts, and each of NationsBank and FFMC hereby guarantees the Partnership's indemnification obligation up to the respective Partnership percentages of the NB Partner and the NaBANCO Partner, respectively.

          9.2   Special Rules.
                -------------

          (a) Payment System Loss.  NaBANCO and FFMC, jointly and severally,
              -------------------
will indemnify the NB Group against any reckless, fraudulent, or careless activity by FFB or any other payment system intermediary under the Control of NaBANCO or FFMC or any of their Affiliates for any payment system loss within the Control of the NaBANCO Group. NationsBank and each NB Bank, jointly and severally, will indemnify the NaBANCO Group against any reckless, fraudulent or careless activity by the NB Bank(s) or any other payment system intermediary under the Control of the NB Group for any payment system loss within the Control of the NB Group.

          (b) Extraordinary Matters.  Each party that provides services
              ---------------------
hereunder to the Partnership will indemnify and hold harmless the Partnership against any Losses incurred by the Partnership only to the extent those Losses result from the gross negligence, recklessness or willful, wanton or fraudulent action or inaction of the indemnifying party in performing or failing to perform the services it is required to perform or has undertaken to perform for the Partnership pursuant to this Agreement, except as otherwise specifically provided in this Agreement. The parties expressly recognize and agree that Losses due to ordinary negligence, errors, omissions and similar circumstances are normal costs of doing business, and that such ordinary and normal costs should be borne by the Partnership (which will enjoy all of the profits from the provision of Merchant Processing Services to the JV Merchants), rather than directly by any other parties hereto that provide services to the Partnership at rates designed to recover their direct costs of providing such services without any cushion to cover Losses reasonably expected in the ordinary course of business due to negligence, errors, omissions and similar circumstances that occur in the ordinary course of business. Accordingly, the indemnification provided to the Partnership pursuant to this Subsection is intended to apply only to Losses caused by conduct or inaction by another party hereto that is an egregious and flagrant departure from the standard of care generally expected in the industry with respect to the performance of the services rendered or required to be rendered by the indemnifying party.

          9.3  Losses.  For purposes of this Agreement, the term "Loss" or
               ------
"Losses" shall mean any losses, liabilities, damages, failure to collect, payment, costs and expenses, including without limitation reasonable attorneys fees and court costs, directly incurred by a party, provided, however, that for purposes of Sections 2.4, 2.5 and Article 9 (but not Section 3.5) such term shall not include any special or consequential costs or damages of any kind or character which any party may incur. The foregoing proviso shall not limit the right of any party to be indemnified to the extent such party reasonably pays any special, incidental or consequential damages incurred by an applicable merchant as a result of a matter covered by indemnification hereunder.

      9.4  Indemnification Procedure; Limitation.
           -------------------------------------

          (a) Notice of Claim.  The indemnified party or parties shall give the
              ---------------
indemnifying party or parties a written notice (the "Notice of Claim") within 60 days of the discovery of any matter in respect of which the right to indemnification under this Agreement may be claimed; provided that, except to the extent provided in Section 9.4(c) below, the failure to give such notice within such 60 day period shall not result in the waiver or loss of any right to bring such claim hereunder after such 60 day period. Notwithstanding the foregoing, failure to give such notice will terminate any obligation of any indemnifying party or parties hereunder with respect to such claim to the extent the indemnifying party or parties have been materially and adversely affected thereby, except for the indemnification in Section 3.5 which shall not be terminated by any such failure unless the negligence or willful misconduct of NaBANCO in failing to give such notice is finally determined to be the primary cause of Loss to the applicable NB Bank.

          (b) Notice of Possible Claim.  In the event a claim is pending or
              ------------------------
threatened or there exists a reasonable basis for such claim (which shall include, at the least, sufficient facts from which to describe with specificity the nature of the claim, a reasonably estimated amount of the contemplated loss and the Section or Sections of this Agreement upon which the claim for indemnification for such loss is based) and the indemnified party or parties have notice of such basis, the indemnified party or parties may give written notice (the "Notice of Possible Claim") of such claim to the indemnifying party or parties, regardless of whether a loss has arisen from such claim; provided, however, that any Notice of Possible Claim shall expire two years after given (the "Expiration Date"), with the effect of such expiration being that if there has not been any action or proceeding instituted or overtly threatened based on the subject matter of such notice on or before such Expiration Date, the respective indemnifying party or parties shall cease as of the day immediately after such Expiration Date to have any indemnification obligation with respect to such subject matter.

          (c) Limitations.  The indemnification obligations set forth in
              -----------
Sections 9.1 and 9.2 above are subject to the limitation that the indemnifying party or parties shall not be required to indemnify the indemnified party or parties under Section 9.1 or 9.2 unless the party claiming indemnification furnishes the other party with a Notice of Claim or a Notice of Possible Claim, on or before the second anniversary of the termination of the joint venture and dissolution of the Partnership.

          (d)   Control of Litigation.
                ---------------------

               (1) Subject to the provisions of subsection (ii) below, the indemnified party or parties under this Agreement shall have the right and responsibility of contesting, defending, litigating or settling any claim made against the indemnified party or parties (a "Third Party Claim") in respect of which the right to indemnification is claimed. The indemnifying party or parties shall have the right to be represented by counsel at its or their own expense in any such contest, defense, litigation or settlement, but the indemnified party or parties shall not be liable for any expense or legal fees incurred by an indemnifying party or parties in any such participation. The indemnified party or parties shall have the exclusive right, in its or their discretion exercised in good faith and upon the advice of counsel, to settle any such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as it or they would deem fair and reasonable if the loss resulting therefrom were to be paid by it or them, provided that at least 20 days prior to any such settlement written notice of its or their intention to settle such Third Party Claim be given to the indemnifying party or parties.

               (2) Notwithstanding the provisions of the foregoing subsection
     (i), if:

                    (A) an indemnifying party or parties shall admit in writing to the indemnified party or parties, within 45 days after the indemnifying party or parties received the Notice of Claim or 15 days after such indemnifying party or parties received the notice last mentioned under subsection (i) above, that any Third Party Claim is payable in full by such indemnifying party or parties (in an amount equal to the amount, if any, due on the Third Party Claim as finally determined by litigation or settlement of the Third Party Claim), and

                    (B) the indemnified party or parties have paid all or any portion of such Third Party Claim as to which the indemnifying party received at least 20 days prior written notice (or such shorter notice as may be reasonable under the circumstances) and the indemnifying party or parties reimburse the indemnified party or parties for the amount so paid, then such indemnifying party or parties shall have the right and responsibility of contesting, defending, litigating or settling any matter in respect of which the right to indemnification is claimed, and all expenses (including, but not by way of limitation, legal fees) incurred by such indemnifying party or parties in connection therewith shall be paid by it or them. The indemnified party or parties shall have the right to be represented by counsel at its or their own expense in any such contest, defense, litigation or settlement. The indemnifying party or parties shall have the exclusive right, in its or their discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it or they deem fair and reasonable, provided that at least 20 days prior to any such settlement written notice of its or their intention to settle shall be given to the indemnified party or parties, and provided further that no such settlement may be effected without prior written consent of the indemnified party or parties unless the settlement proposal only requires the payment of monetary damages.


                                   ARTICLE 10
                       DISPUTE RESOLUTION AND ARBITRATION

     10.1 Alternative Dispute Resolution.
          ------------------------------

          (a) In the event of any dispute arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, including any claim based on or arising from an alleged tort between one or more NB Parties and one or more NaBANCO Parties (a "Dispute"), such parties shall promptly consult with one another in an effort to resolve the Dispute. Initially, the individuals directly involved will attempt to settle the Dispute and, if they are unable to reach a resolution, their supervisors will attempt to settle the Dispute. Failing a resolution of the Dispute by the individuals directly involved or their supervisors, the individuals designated by the parties to receive notices under this Agreement shall negotiate in good faith for at least 30 days in an effort to settle the disagreement. If such effort is unsuccessful, the Dispute will be submitted for binding arbitration in accordance with this Section 10.1 through presentation by either party to the other party of a written notification to that effect.

          (b) Any Dispute which is not resolved pursuant to subsection (a) above shall be solely and finally determined by binding arbitration in accordance with the Federal Arbitration Act, the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), and the rules set forth in subsection (c) below. In the event of any inconsistency, the rules set forth in subsection (c) below shall govern. Judgment upon any arbitration award may be entered in any court having jurisdiction. Either party may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute with respect to which arbitration is required by this Section 10.1 in any court having jurisdiction over such action.

          (c) The arbitration shall be conducted in Atlanta, Georgia, and shall be administered by JAMS, except as provided below. Before selecting the arbitrator(s), JAMS (or if JAMS is unable or is legally precluded from appointing the arbitrators or administering the arbitration, then the Center for Public Resources) shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. JAMS (or, if applicable, the Center for Public Resources) shall appoint the arbitrator(s), each party to discuss and the arbitrator(s) shall specify the method of administering the arbitration. Upon request by any of the parties involved in the Dispute, JAMS (or, if applicable, the Center for Public Resources) shall select a panel of three arbitrators, but if no such request is made by the time the parties comment on the qualifications for the proposed arbitrators, JAMS (or, if applicable, the Center for Public Resources) may select a single arbitrator unless the JAMS (or, if applicable, the Center for Public Resources) determines that three arbitrators are more appropriate. All arbitration hearings will be commenced no less than 45 days and no more than 90 days after submission of a written demand for arbitration from a party hereto to the other party, and the NB Parties and the NaBANCO Parties shall exchange final position papers and provide such papers to the arbitrator(s) within 30 days after presentation of a notification submitting the matter to arbitration. The arbitrator(s) shall be permitted, upon a showing of cause, to extend the commencement of such hearing for up to, but no longer than, an additional 60 days. Each party will have no more than six hours at the hearing to present its case, including witnesses, to the arbitrator. The arbitrator(s) shall have the right to employ experts to assist him or her or them in any arbitration proceeding under this Section 10.1. Within 30 days after the hearing, the arbitrator(s') will render a written decision. All payments due under the arbitrator's decision will be made within 30 days of the issuance of the decision. The arbitrator(s) may assess the fees and expenses of the arbitrator(s) and the other costs of arbitration against one or more parties as the arbitrator(s) deems appropriate (excluding the fees and disbursements of the prevailing party's counsel).

          (d) Nothing contained in this Section 10.1 shall limit or impair the right of any party to seek injunctive relief from any court of competent jurisdiction with respect to any Dispute involving a breach of any of the exclusivity rights or noncompetition provisions of the JV Agreement, provided, however, the sole and exclusive remedy in any such judicial proceeding shall be the issuance of temporary restraining order, preliminary injunction or other interlocutory relief in order to maintain the status quo while the parties pursue resolution of the Dispute as otherwise provided in Section 10.1.

          (e) In no event shall either party seek or be entitled to punitive or exemplary damages.


                                   ARTICLE 11
                  TERM, TERMINATION AND MODIFIED CONTINUATION
                        AFTER DISSOLUTION OF PARTNERSHIP

     11.1 Term and Termination.
          --------------------

          (a) Term.  This Agreement shall continue in full force and effect as
              ----
long as the Partnership Agreement and the Partnership remain in effect. Following termination of the joint venture and dissolution of the Partnership, this Agreement shall continue in force to the extent any party hereunder continues to provide services hereunder at the request of the party desiring to receive such services, subject to the right of the party providing such services to terminate its provision of services hereunder following a reasonable period of time following termination of the joint venture and dissolution of the Partnership, but in no event for less than two years, except as otherwise provided in Sections 2.3, 2.4 and 2.5 with respect to the use of BINs and ICAs of NB Banks and the sponsorship of NB Banks of the Partnership, NaBANCO and/or FFB into Networks. To the extent this Agreement is so continued following termination of the joint venture and dissolution of the Partnership, any provisions of this Agreement that are not applicable to the provision of the services being continued shall have not further force or effect. At such time as no further services are provided hereunder, this Agreement shall terminate.

          (b) Effect of Termination.  It is expressly acknowledged that Sections
              ---------------------
2.3, 2.4, 2.5, 2.6, 3.5, 4.5, 6.4, 11.1(b), 11.2, 12.1 and 12.2 and Articles 8,
9 and 10 shall survive the termination of this Agreement for any reason whatsoever. Recognizing the importance of the obligations set forth in Section 12.2, each party shall be entitled to seek specific performance of Section 12.2 against the other through injunction or otherwise to avoid or eliminate any actual or threatened violation thereof.

     11.2 Certain Modifications Following Dissolution of the Partnership.  Upon
          --------------------------------------------------------------
termination of the joint venture and dissolution of the Partnership, the parties rights and obligations hereunder shall be modified as follows:

          (a) Assignment of Contract Sponsorships.  To the extent any NB Group
              -----------------------------------
member (or its designee) acquires any FFB Merchant Contracts upon the dissolution procedure prescribed in Section 7.2 of the JV Agreement, FFB shall assign, and NationsBank shall cause one of the NB Banks (or another NB Group designee) to take assignment of, all of FFB's right, title and interest in and to such JV Contract. Similarly, to the extent any FFMC Affiliate (or any designee thereof) acquires an NB Sponsored Contract pursuant to the dissolution procedure set forth in Section 7.2 of the JV Agreement, or if the NB Partner sells its interest in the Partnership to a NaBANCO Group member (or any designee thereof), the applicable NB Bank shall assign, and FFB (or another NaBANCO Group designee) shall take assignment of, all of such NB Bank's right, title and interest in and to such NB Sponsored Contract. The NB Banks and their Affiliates shall take all reasonable steps necessary to permit NaBANCO and its Affiliates to continue providing Merchant Processing Services on an uninterrupted basis to all JV Merchants acquired by NaBANCO and its Affiliates upon dissolution of the Partnership, including, without limitation, permitting or otherwise accommodating and allowing the continued use of the BINs and ICAs of the applicable NB Bank(s) for up to 60 days after dissolution, subject to the other limitations in this Agreement regarding the use of such BINs and ICAs.

          (b) Allocation of Certain Risks.  Any entity or entities acquiring or
              ---------------------------
retaining a JV Contract following dissolution of the Partnership shall be referred to in this Subsection (b) as a "Successor," and for purposes of this
Section 11.2 (and elsewhere if the contract so requires), the term "JV Contract" shall continue to include any contract that was a JV Contract immediately prior to the Partnership's dissolution. For any transaction authorized prior to the Partnership's dissolution, but not processed or settled under a JV Contract until after the Partnership's dissolution, any chargebacks or other write-offs that occur with respect to such transactions and that are attributable solely to the authorization process shall continue to be the responsibility of the Partnership, except as otherwise provided with respect to Indemnified Contracts. All other chargebacks and write-offs, as well as other credit and fraud risks, relating to transactions processed and settled under the JV Contracts after the Partnership's dissolution shall be the responsibility of the Successor with respect to the applicable JV Contract. (Serviced Contracts are not JV Contracts and shall continue to be governed by the risk allocation provisions of Section 3.5.) Any subsequent recoveries with respect to chargebacks or other write-offs for which the Partnership (or an indemnifying group in the case of Indemnified Contracts) is responsible shall belong to the JV Partners (or their Affiliates) (or an indemnifying group in the case of Indemnified Contracts) based on the allocation of responsibility for the prior chargeback or other write-off.

          (c) Termination of Payment Instruction Procedures.  In no event, shall
              ---------------------------------------------
the NB Banks be entitled to terminate their acceptance and processing of NaBANCO's Payment Instructions and the related services provided pursuant to
Article 6, without giving NaBANCO at least six months prior written notice.
Upon receipt of such notice, NaBANCO and its Affiliates shall be entitled to take all such actions as may be necessary or appropriate to continue performing such contracts on a cost-effective basis, including, without limitation, encouraging and assisting such merchants to transfer their Merchant Accounts to one or more other financial institutions. The first sentence of this Subsection shall not require the NB Banks to process NaBANCO's Payment Instructions on any day when there are insufficient funds available in the FFB Account (or any other account established by the NaBANCO Group for effecting settlement payments) and no other arrangements have been made for funding such insufficiency, but the NB Banks shall promptly notify NaBANCO of any such insufficiency and shall process such Payment Instructions as soon as the necessary funds are available in such accounts or other provisions are made for funding such insufficiency.


                                   ARTICLE 12
                                 MISCELLANEOUS

     12.1 Confidential Information.  Each party acknowledges that in the
          ------------------------
performance of the terms and conditions of this Agreement, the parties and their employees may be given, receive, or have access to information which is confidential or proprietary. Each party agrees for itself and on behalf of its employees that all such information shall be treated as confidential information and will not be disclosed by the receiving party or its employees to any third party or entity or used by the receiving party or its employees, Affiliates or agents to the competitive disadvantage of the subject party, except to the extent the subject party has expressly consented in writing to such disclosure or use or except to the extent such information is in the public domain through no fault of the receiving party or its employees or agents. The foregoing general rules are further amplified as follows:

          (a) Processing information relating to customer bank card transactions and related services provided to JV Merchants will be Partnership property. Except as noted below, other customer information is to be shared between NationsBank, NaBANCO and their respective affiliates on a confidential basis. During the continuance of the Partnership, no customer or processing information will be sold or shared with third parties who are not Affiliates of NationsBank or NaBANCO without the consent of both.

          (b) Notwithstanding the provisions of subparagraph (a), customer information relating to JV Merchants relating to non-NB Bank banking relationships will not be disclosed to NationsBank or any Affiliate of NationsBank.

     12.2 Governing Law; Severability.  This Agreement and the legal relations
          ---------------------------
between the parties shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts between Georgia parties made and performed in such state except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties and except that Section 10.1 shall be governed by the Federal Arbitration Act. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision of this Agreement shall not in any way be affected or impaired thereby.

     12.3 Compliance.  In performing their duties under this Agreement, each
          ----------
party shall comply with Applicable Law and shall comply in all material respects with the Card Association Rules. FFB, the NB Bank(s) whose BIN and ICA are used to authorize and settle JV Merchant credit card transactions, NationsBank Carolinas and NationsBank Florida each shall use its best efforts to maintain its status as a proprietary member in good standing of Visa and a principal member in good standing of MasterCard during the term of this Agreement. To the extent any modifications may be needed from time to time in the arrangements contemplated by this Agreement in order to comply with law or applicable rules, regulations and orders of Visa, MasterCard or any other Card Association, the parties shall negotiate in good faith to reach a mutually acceptable revision to these arrangements but shall not be obligated to continue any arrangements that violate any such rules, regulations or orders. The NB Group and the NaBANCO Group each shall use their best efforts to persuade the applicable Governing Authorities and the applicable Card Associations not to implement any change in their capital requirements with respect to the Merchant Processing Business that would require the Partnership to bear any incremental capital costs pursuant to
Section 8.2, and no member of the NB Group or the NaBANCO Group knows of any proposed change that has not been generally announced that would have such effect.

     12.4 Reasonable Efforts; Further Assurances.  Each party will use its
          --------------------------------------
reasonable efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and will cooperate with each other for the purpose of facilitating the performance of services and taking of other actions contemplated by this Agreement.

     12.5 Force Majeure.  In the event that any party should fail in whole or in
          -------------
part to fulfill its obligations under this Agreement as a consequence of acts of God, acts of third parties not affiliated with the disabled party (unless otherwise indicated), fire, explosion, public utility failure, accident, strikes, floods, embargoes, war, nuclear disaster, or riot, such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this section, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

The disabled party shall promptly advise each other party in accordance with the Procedures Manual (or, until the Procedures Manual so provides, in such other manner as may be reasonable under the circumstances) if it is unable to perform due to a force majeure event, the expected duration of such inability to perform, and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

     12.6 Notices.  Every notice or other communication required or contemplated
          -------
by this Agreement shall be delivered either by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), (iii) nationally recognized express courier, such as Federal Express, Purolator or UPS, or (iv) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this
Section 12.6, in each case addressed as follows:

     If to NationsBank or any NB Affiliate addressed to:

          Eileen Friars
          NationsBank Corporation
          101 S. Tryon Street, NC1-002-23-70
          Charlotte, North Carolina  28255
          Fax: (704) 386-9964

     With copies to:

          G. Patrick Phillips
          President, Financial Products
          NationsBank Corporation
          100 N. Tryon Street
          Charlotte, North Carolina  28255
          Fax: (704) 386-6416

          and

          General Counsel
          NationsBank Corporation
          100 N. Tryon Street, NC1-007-20-01
          Charlotte, North Carolina  28255
          Fax: (704) 386-6453

     If to FFMC, NaBANCO, FFB or any Affiliate thereof, addressed to:

          M. Tarlton Pittard
          Vice Chairman
          First Financial Management Corporation
          3 Corporate Square, Suite 700
          Atlanta, Georgia 30329
          Fax:  (404) 634-6352

          and

          Paul R. Garcia
          President and Chief Executive Officer
          National Bancard Corporation
          1401 N.W. 136th Avenue
          Sunrise, Florida  33323
          Fax:  (305) 846-1501

          With copies to:

          Randolph L.M. Hutto
          Senior Executive Vice President and
           General Counsel
          First Financial Management Corporation
          3 Corporate Square, Suite 700
          Atlanta, Georgia 30329
          Fax:  (404) 636-7632

          F. Louise Adams
          Sutherland, Asbill & Brennan
          999 Peachtree Street, N.E.
          Atlanta, Georgia  30309-3996
          Fax:  (404) 853-8806

     If to the Partnership, addressed to:

          O.B. Rawls
          Unified Merchant Services, a NaBANCO/NationsBank Venture 2 Commercial Place, 9th Floor
          Norfolk, VA  23510
          Fax:  (804) 677-4471

          With copies to: each of the other persons listed above or at such other address or to such other person as the party receiving such notice previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communications required or contemplated by this Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     12.7 Modifications and Changes.  This Agreement, together with any
          -------------------------
exhibits, schedules and supplements attached hereto, and the Asset Purchase Agreement, the JV Agreement and the Partnership Agreement, constitute the entire agreement between the parties relating to the subject matter herein. This Agreement may only be amended by a written document signed by all parties. Nothing herein shall impair or affect in any way the continued effectiveness of the NaBANCO/FFB Agreement.

     12.8 No Assignment.  Neither this Agreement nor any rights, duties or
          -------------
obligations under it are assignable, by operation of law or otherwise, by any party hereto, in whole or in part, without the consent of the other parties; provided, however, that the rights, duties and obligations of any party hereunder may be assigned, in whole or in part, to any Affiliate of such party without consent from any other party. No assignment shall relieve the assignor from continued liability hereunder for its obligations hereunder without the prior written consent of the other parties. Nothing herein shall limit the right of any party hereto to use a Third Party Servicer to perform any Merchant Processing Services, and any reference to a party's "system" shall be deemed to include a Third Party Servicer's system. Any attempted assignment in violation of this prohibition shall be null and void and shall entitle the non-assigning party to terminate this Agreement within 15 days after learning of such attempted assignment. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     12.9 Counterparts.  This Agreement and any other agreement (or document)
          ------------
delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective when one or more counterparts of this Agreement (or other document) have been signed by each party and delivered to each other party. Any party may deliver an executed copy of this Agreement and an executed copy of any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or such other document.

     12.10  Remedies; Waivers.  To the extent permitted by law, all rights and
            -----------------
remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. None of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by each other party.

     12.11  Headings.  The headings contained herein are for the convenience of
            --------
reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

     12.12  Attorneys Fees.  In the event of any claim, arbitration or other
            --------------
action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys fees, costs and expenses incurred in such claim, arbitration or other action.

     12.13  Knowledge/Qualifiers.  As used in this Agreement, any qualifying
            --------------------
reference "to the knowledge" of a party or words of similar import shall mean the knowledge of any executive officer of such party, in each case after making due inquiry of appropriate records and documents and such governmental officials and third parties as may be appropriate in the circumstances.

     12.14  Drafting Responsibility; Interpretation.  This Agreement has been
            ---------------------------------------
negotiated at arm's length and between parties sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties, and the purpose of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FIRST FINANCIAL MANAGEMENT          NATIONAL BANCARD CORPORATION
CORPORATION


By:/s/ Randolph L.M. Hutto                 By:/s/ Randolph L.M. Hutto
   ------------------------------------       -------------------------------


FIRST FINANCIAL BANK                       NABANCO MERCHANT SERVICES
                                           CORPORATION


By:/s/ Randolph L.M. Hutto                 By:/s/ Randolph L.M. Hutto
   ------------------------------------       --------------------------------


NATIONSBANK CORPORATION                    NATIONSBANK, N.A.


By:/s/ Richard F. Shaffner, VP             By:/s/ Richard F. Shaffner, VP
   -------------------------------------      ------------------------------


NATIONSBANK, N.A. (CAROLINAS)              NATIONSBANK OF FLORIDA, N.A.


By:/s/ Richard F. Shaffner, VP             By:/s/ Richard F. Shaffner, VP
   -------------------------------------      -------------------------------


NATIONSBANK OF GEORGIA, N.A.               NATIONSBANK OF KENTUCKY, N.A.


By:/s/ Richard F. Shaffner, VP             By:/s/ Richard F. Shaffner, VP
   -------------------------------------      -------------------------------


NATIONSBANK OF TENNESSEE, N.A.             NATIONSBANK OF TEXAS, N.A.


By:/s/ Richard F. Shaffner, VP             By:/s/ Richard F. Shaffner, VP
   -------------------------------------      ------------------------------

UNIFIED MERCHANT SERVICES, A NABANCO/
NATIONSBANK VENTURE

     By:  NATIONSBANK MERCHANT SERVICES,
          a North Carolina Partnership, and a General Partner
          of the above-named Venture

          By:  NationsBank Florida Merchant Services, Inc.
               a General Partner

               By:/s/ George W. Major
                  --------------------------------

               Its:Treasurer
                   ------------------------------------


          By:  NationsBank Carolinas Merchant Services, Inc.
               a General Partner

               By:/s/ George W. Major
                  --------------------------------

               Its:Treasurer
                   ------------------------------------

     By:  NABANCO GEORGIA, INC.
          a General Partner of the above-named Venture

          By:/s/ Randolph L.M. Hutto
             ----------------------------------------

          Its:EVP
              ----------------------------------------------